EXHIBIT 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

INTERNATIONAL INDUSTRIAL SERVICES, INC.,

COOPERHEAT-MQS, INC.,

TEAM ACQUISITION CORP.

AND

TEAM, INC.

DATED JULY 16, 2004

ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE OF ASSETS	12

2.1	Purchase	12

2.2	Allocation of Purchase Price	14

2.3	No Assumption of Liabilities	14

2.4	Closing	15

2.5	Closing Deliveries	15

2.6	Assignment and Assumption of Contracts	17

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COOPERHEAT AND IISI	18

3.1	Organization, Standing and Power	18

3.2	Authority	18

3.3	No Conflict	18

3.4	Third Party Approvals	19

3.5	No Third Party Options	19

3.6	Tangible Personal Property; Material Contracts	19

3.7	Real Estate	20

3.8	Environmental Matters	22

3.9	Sufficiency of Assets and Capital Expenditures	23

3.10	Labor and Employment Matters	23

3.11	Permits; Compliance with Laws	24

3.12	Financial Statements	25

3.13	Litigation	25

3.14	No Casualty	25

3.15	Insurance	25

3.16	Tax Matters	26

3.17	Intellectual Property	27

3.18	Receivables	27

3.19	Prepaid Expenses	27

3.20	Bank and Brokerage Accounts	27

3.21	Customers	27

3.22	Inventory	28

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	28

4.1	Organization, Standing and Power	28

4.2	Authority	28

4.3	Consents and Approvals; No Violation	29

4.4	Actions and Proceedings	29

4.5	Brokers	29

4.6	As Is Sale	29

4.7	Financial Condition	30

ARTICLE V	COVENANTS	30

5.1	Access	30

5.2	Conduct of the Business	31

5.3	No Inconsistent Action	33

5.4	Filings	33

5.5	All Reasonable Efforts	33

5.6	Further Assurances	33

5.7	Publicity	33

5.8	Break-up Fee; Overbid Procedures	34

5.9	Alternative Bids	34

5.10	Specific Enforcement of Covenants	34

5.11	Confidentiality	35

5.12	Transaction Taxes	36

5.13	Payments	37

5.14	Notification of Significant Customers	37

5.15	Notice of Nonsatisfaction of Closing Condition	37

5.16	Permits	37

5.17	Cooperation	38

5.18	Access to Records	38

5.19	Replacement Letters of Credit	38

5.20	Casualty or Loss	38

5.21	Cooperheat’s Name Change	38

5.22	Notification of Employee Departures	39

5.23	Financial Information	39

5.24	Delivery of Schedules	39

5.25	Title Policies	39

5.26	Software Licenses	39

5.27	Rule 6004(g)	39

5.28	Insurance	39

ARTICLE VI	EMPLOYEE MATTERS	40

6.1	Personnel; Transferred Employees	40

6.2	COBRA and Health Claim Data	40

6.3	WARN	40

6.4	Retiree Medical and Life Insurance	40

6.5	Savings Plan	40

6.6	Welfare Benefits	40

6.7	Vacations	41

6.8	Employee Plans – Sellers’ Liability	41

6.9	Wage Reporting	41

6.10	Unemployment Compensation	41

6.11	Employee Rights	41

6.12	Prior Service Recognized	42

ARTICLE VII	CONDITIONS TO THE OBLIGATIONS OF THE PARTIES	42

7.1	Conditions to Each Party’s Obligations	42

7.2	Conditions to Obligations of Buyer	43

7.3	Conditions to Obligations of Sellers	44

ARTICLE VIII	TERMINATION, AMENDMENT, AND WAIVER	44

8.1	Termination	44

8.2	Procedure and Effect of Termination	46

8.3	Buyer’s Exclusive Remedy	46

8.4	Sellers’ Remedy	47

ARTICLE IX	GUARANTY	47

9.1	Guaranty	47

9.2	Fees and Expenses	49

ARTICLE X	GENERAL PROVISIONS	49

10.1	Survival of Representations and Warranties	49

10.2	Notices	49

10.3	Section and Other Headings	50

10.4	Waiver	50

10.5	Entire Agreement; Disclosure Schedules	50

10.6	Amendments, Supplements, Etc	50

10.7	No Rights of Third Parties	50

10.8	Enforcement	50

10.9	Invalid Provisions	50

10.10	Successors and Assigns	51

10.11	Counterparts	51

10.12	Facsimile Signature	51

10.13	Further Assurances	51

10.14	Fees and Expenses	52

10.15	WAIVER OF JURY TRIAL	52

10.16	Exclusive Jurisdiction	52

10.17	Computation of Days	52

Exhibits and Schedules

Exhibits

A	Form of Assignment and Assumption Agreements for Assets
B	Form of Assignment and Assumption Agreement for Assumed Liabilities
C	Forms of Stock Power
D	Form of Assignment and Assumption Agreement for Leased Real Estate

Schedules

1.1	Assumed Contracts
1.2	Excluded Books and Records
1.4	Excluded Assets
1.5	Permitted Liens
3.1	Organization, Standing and Power
3.4	Consents
3.5	Third Party Options
3.6	Material Contracts
3.7(a)(i)	Owned Real Estate
3.7(a)(ii)	Leased Real Estate
3.7(a)(iii)	Real Estate Options and Rights
3.7(a)(iv)	Title
3.7(b)	Improvements
3.7(c)	Real Estate Permits
3.7(d)	Real Estate Matters
3.8(a)	Environmental Matters
3.8(b)	Underground Storage Tanks
3.8(c)(i)	Materials of Environmental Concern
3.8(c)(ii)	Notices of Environmental Liability

3.8(d)	Environmental Permits
3.10	Labor and Employment Matters
3.10(a)	Collective Bargaining Agreements
3.10(d)	Collective Bargaining Agreement Breaches
3.10(e)	Organizing Activities
3.10(f)	Employee Plans
3.11	Permits; Compliance with Laws
3.12	Financial Statements
3.13	Litigation
3.14	Casualty
3.16	Tax Matters
3.17	Intellectual Property

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) dated July 16, 2004 (the “Execution Date”), is by and among International Industrial Services, Inc., a Delaware corporation (“IISI”), Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), Team Acquisition Corp., a Texas corporation (“Buyer”), and Team, Inc., a Texas corporation (“Guarantor”).

RECITALS

WHEREAS, Cooperheat and IISI (together, the “Sellers”) are debtors-in-possession in jointly-administered cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) pending in the United States Bankruptcy Court for the Southern District of Texas, Houston, Texas (the “Bankruptcy Court”) along with other debtors-in-possession under jointly administered Cases No. 03-48272-H2-11 and 03-48273-H2-11 (the “Bankruptcy Cases”); and

WHEREAS, effective on the Closing Date (as defined below) and subject to and conditioned upon the Bankruptcy Court’s approval, Sellers desire to sell and Buyer desires to buy the Assets (as defined below); and

WHEREAS, Sellers have determined that the offer of Buyer for the Assets set forth herein constitutes a fair and adequate purchase price;

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties have agreed as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not defined herein shall have the meanings set forth in the Cooperheat Plan (as defined below). For purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounts Payable” shall mean (i) the accounts payable of Cooperheat and the Other Companies incurred after the Petition Date in the ordinary course of business in bona fide transactions for merchandise actually purchased by, or for services actually performed for and accepted by, Cooperheat and the Other Companies, including, without limitation, all Taxes payable by Cooperheat or the Other Companies, but excluding Professional Fees, and (ii) accounts payable, if any, arising in connection with workers’ compensation claims (whether or not covered by insurance or any other funding mechanism).

“Affiliate” or “Affiliates” shall mean with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Alternative Agreement” shall mean one or more definitive agreements with respect to (i) a Qualified Bid; (ii) the sale of more than 50% of (a) the assets of IISI, Cooperheat and the Other Companies taken as a whole, or (b) the capital stock of Cooperheat; or (iii) a merger, consolidation or other business combination involving IISI or Cooperheat; or (iv) any other transaction or series of related transactions having the effect of the transactions described in the preceding clauses (i), (ii) or (iii).

“Alternative Bid” has the meaning set forth in Section 5.9.

“Alternative Transaction” has the meaning set forth in Section 5.9.

“Ancillary Documents” has the meaning set forth in Section 2.5(b).

“Asset Allocation” has the meaning set forth in Section 2.2.

“Assets” shall mean, collectively, all assets, properties and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, including, without limitation, cash, cash equivalents, funds on deposit, bank accounts, certificates of deposit, securities and accounts receivable, owned or held by Sellers that are used, intended to be used or useful in the Business or that otherwise primarily relate to the Business or Claims, defenses or rights of setoff or recoupment in favor of Sellers arising under or in connection with the Assumed Liabilities, and all of the issued and outstanding shares of capital stock of the Other Companies, but not including any Excluded Assets, and for the purpose of Article III of this Agreement only, shall include all assets, properties and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, including, without limitation, cash, cash equivalents, funds on deposit, bank accounts, certificates of deposit, securities and accounts receivable, owned or held by any of the Other Companies that are used, intended to be used or useful in the Business or that otherwise primarily relate to the Business.

“Assignment and Assumption Agreements for Assets” shall mean instruments assigning the Assets and Assumed Contracts, other than Owned Real Estate and Real Estate Leases, to Buyer substantially in the forms attached hereto as Exhibit A.

“Assignment and Assumption Agreement for Assumed Liabilities” shall mean an instrument assigning the Assumed Liabilities to Buyer substantially in the form attached hereto as Exhibit B.

“Assumed Contracts” shall mean all Contracts listed or described by category on Schedule 1.1.

“Assumed Liabilities” shall mean (i) all obligations arising on or after the Closing Date under the Assumed Contracts, (ii) all obligations and liabilities arising on or after the Closing Date with respect to or arising under the Assets, (iii) all obligations with respect to workers’ compensation for all Employees whether insured or funded by some other arrangement, (iv) all accrued and unpaid wages, salaries and holiday and vacation pay and any withholding requirements related thereto with respect to Transferred Employees, (v) all health, accident, sickness and disability benefits as described in Section 6.6 with respect to the Transferred Employees, and (vi) the Accounts Payable of Cooperheat.

“Avoidance Actions” means any and all actions which a trustee, debtor-in-possession or other appropriate party in interest may assert on behalf of the Estate under applicable state statute or Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, and 553.

“Bankruptcy Cases” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Bid Materials” has the meaning set forth in Section 5.11(a).

“Books and Records” shall mean all business records, books, files, ledgers, documents and correspondence owned and controlled by Sellers and the Other Companies, confidential and otherwise, in whatever form, wherever located, which relate to Cooperheat, any of the Other Companies, the Business, the Assets or the Transferred Employees or their dependents or beneficiaries (subject, in the case of Transferred Employees or their dependents or beneficiaries, to the obtaining of any consents required from any third party), including, without limitation, market information, sales aids, customer and supplier lists, files, records and data; written medical records, medical surveillance samples, capital expenditure plans and studies; emergency studies; maintenance and repair reports; accounting, real property, environmental, tax, health, safety, toxicology and hygiene records; plans and designs for capital and cost reduction projects, but excluding (i) any Tax Returns, and (ii) any books and records of whatever type relating to Cooperheat as a corporation, including, but not limited to, stock records and minute books and (iii) the items listed on Schedule 1.2.

“Break Up Fee” has the meaning set forth in Section 5.8(b).

“Business” shall mean all business now or heretofore conducted by Cooperheat and the Other Companies.

“Business Day” shall mean any date, other than Saturday or Sunday, on which national banks are open for business in Houston, Texas.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Representatives” has the meaning set forth in Section 5.11.

“Cash Amount” has the meaning set forth in Section 2.1(b)(i).

“Claim” or “Claims” means a claim against Sellers or their respective property, as such term is defined in section 101(5) of the Bankruptcy Code.

“Closing” shall mean the consummation of the purchase and sale of the Assets and the assumption of the Assumed Liabilities, in each case in accordance with the terms and conditions of this Agreement.

“Closing Payment” has the meaning set forth in Section 2.1(d).

“Closing Date” shall mean the date approved by the Bankruptcy Court for the Closing to occur.

“COBRA” has the meaning set forth in Section 6.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended (or the applicable provisions of any succeeding statute).

“Collective Bargaining Agreement” has the meaning set forth in Section 3.10(a).

“Committee” means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code.

“Commonly Controlled Entity” has the meaning given such term in Sections 414(b), (c), (m) and (o) of the Code and Section 4001 of ERISA.

“Confidential Information” has the meaning set forth in Section 5.11(a).

“Confirmation Order” shall mean an order by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code approving a plan of reorganization and authorizing its consummation.

“Consents” shall have the meaning set forth in Section 3.4.

“Contract” shall mean any agreement, arrangement, contract, lease, purchase order, sale order or commitment.

“Cooperheat” has the meaning set forth in the opening paragraph of this Agreement.

“Cooperheat Confirmation Order” shall mean the Confirmation Order confirming the Cooperheat Plan, which such Confirmation Order shall be in form and substance satisfactory to the parties hereto.

“Cooperheat Plan” shall mean the Plan of Reorganization of Cooperheat as filed with the Bankruptcy Court in the Bankruptcy Cases as it may be amended, supplemented or modified from time to time, which such Plan of Reorganization shall be in form and substance satisfactory to the parties hereto.

“Cure Costs” has the meaning set forth in Section 2.6(b).

“Cure Cost Adjustment” has the meaning set forth in Section 2.6(b).

“Cure Finding” has the meaning set forth in Section 2.6(b).

“DIP Loan” shall mean the loan pursuant to the Financing Agreement, dated as of February 25, 2004, by and among IISI, Cooperheat, certain of their Affiliates and Ableco Finance LLC, in its capacity as lender and agent (and any other lenders thereunder).

“Earnest Money Deposit” has the meaning set forth in Section 2.1(c).

“Employee” or “Employees” shall mean any employee of Sellers or any of the Other Companies, including, without limitation, inactive employees and employees on leave.

“Employee Plan(s)” shall mean each material plan, program, or other arrangement, whether or not set forth in a collective bargaining agreement, providing for severance, termination pay, performance awards, stock or stock related awards, or employee benefits, including, without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Endorsements” shall mean such affirmative insurance or other endorsements, to the extent such are customary and available at commercially reasonable rates as Buyer and any lenders providing financing to Buyer reasonably may request, provided by the Title Company.

“Environmental Assessment” shall mean any investigation, evaluation or analysis conducted of or in relation to the actual or possible presence of Materials of Environmental Concern, the conduct of the Business in relation to Environmental Law or the existence or potential for Environmental Liability, but it shall not include taking physical samples for scientific analysis of surface water, groundwater, soil or subsurface strata.

“Environmental Laws” means all Laws having the force and effect of law and Environmental Permits relating to pollution, contamination, preservation or protection of human health or safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, those relating to actual or threatened emissions, spills, discharges, depositions or releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, reclamation, transport or handling of Materials of Environmental Concern.

“Environmental Liability” means any actual or alleged responsibility or liability (including, without limitation, potential liability for investigatory costs, management costs, monitoring costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (a) the presence, emission, spill, discharge, deposit or release into the environment of any Material of Environmental Concern at any location, whether or not owned, operated or used by the Business or any of the Assets or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Permits” means all licenses, consents, approvals, authorizations, certificates, registrations, permits, plans, variances, exemptions, and agreements required, issued or granted by any Person pursuant to or in relation to Environmental Law or Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 2.1(c).

“Escrow Agreement” has the meaning set forth in Section 2.1(c).

“Estate” means the estates created for the Sellers in its Bankruptcy Cases pursuant to section 541 of the Bankruptcy Code.

“Evaluation Materials” has the meaning set forth in Section 5.11(a).

“Excluded Assets” shall mean (i) the stock or other ownership interest of Cooperheat-MQS de Mexico, S.A. de C.V., (ii) any assets of Sellers set forth on Schedule 1.4, (iii) any Contract that is not an Assumed Contract, (iv) any claims, rights, defenses, offsets, recoupments, causes of action, actions in equity, or otherwise, however arising, that constitute property of the Estate (other than Receivables and Claims arising under the Assumed Contracts), as well as all claims, rights, defenses, offsets, recoupments, and causes of action arising under Chapter 5 of the Bankruptcy Code (including, without limitation, the Avoidance Actions), (v) any amounts that have been placed into escrow accounts for the benefit of professionals as described in the Cooperheat Plan or the IISI Plan, (vi) the right to the Purchase Price and other rights granted to Sellers under this Agreement, and (vii) any insurance policies of Sellers not transferred to Buyer effective as of the Closing Date.

“Excluded Liabilities” shall mean all liabilities of Seller other than Assumed Liabilities.

“Execution Date” has the meaning set forth in the opening paragraph of this Agreement.

“Expense Reimbursement” has the meaning set forth in Section 5.8(b).

“Final Order” shall mean (i) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or motion for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings or motion for reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, motion for reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or motion for reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired.

“Financial Statements” has the meaning set forth in Section 3.12.

“First Lien Senior Loan” means the loan pursuant to the Credit Agreement, dated as of November 26, 2002, by and among Cooperheat, IISI, certain of their Affiliates, Styx International, Ltd. as lender (as successor to General Electric Capital Corporation and LaSalle Business Credit, LLC), and Ableco Finance LLC, in its capacity as successor agent, as the same has been amended, modified and/or supplemented.

“Governmental Approvals” shall mean those approvals, authorizations, confirmations, consents, exemptions and orders from Governmental Authorities and the making of all necessary registrations and filings (including, without limitation, filings with Governmental Authorities)

and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding to prevent the Closing by, any Governmental Authority, which are required to be obtained or taken to consummate the transactions contemplated herein under applicable Law.

“Governmental Authority” shall mean any national, federal, state, provincial, local or foreign government, or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof, or any federal, state, provincial, local or foreign court, tribunal, or arbitrator, including, without limitation, the Bankruptcy Court.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.1.

“Guarantor” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Guaranty” shall have the meaning set forth in Section 9.1.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdback Amount” shall be in the amount of $1,000,000.

“Holdback Escrow Agreement” shall have the meaning set forth in Section 2.1(d).

“IISI” shall have the meaning set forth in the introductory paragraph to this Agreement.

“IISI Confirmation Order” shall mean the Confirmation Order confirming the IISI Plan, which such Confirmation Order shall be in form and substance satisfactory to the parties hereto.

“IISI Plan” shall mean the Plan of Reorganization of IISI as filed with the Bankruptcy Court in the Bankruptcy Cases as it may be amended, supplemented or modified from time to time, which such Plan of Reorganization shall be in form and substance satisfactory to the parties hereto.

“Improvements” has the meaning set forth in Section 3.7(b).

“Interests” has the meaning set forth in Section 2.1(a).

“Indebtedness” shall mean (i) all debts, liabilities, losses, accounts payable, bank indebtedness, mortgages and guarantees, (ii) all other obligations for borrowed money, (iii) all obligations evidenced by bonds, debentures, notes, or other similar instruments, (iv) all reimbursement or other obligations in respect of letters of credit, bankers’ acceptances, interest rate swaps, or other financial products, (v) all obligations under capital leases, (vi) all Interests, Claims and Liens, (vii) all obligations of the types described in the foregoing (i) through (vi) that are secured by a Lien, or (viii) any other obligation guaranteeing or intended to guarantee any obligation or liability.

“Independent Accountants” shall mean KPMG, LLP or such other independent accounting firm as shall be approved by Buyer and Sellers.

“Intellectual Property” shall mean (i) all inventions (whether patentable or not patentable and whether or not reduced to practice) and improvements thereto, (ii) all patents, patent applications, and patent disclosures, together with all reissuances, divisions, continuations, registered and unregistered trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including, without limitation, all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship, including, without limitation, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, and all moral rights, (iv) all databases, data compilations and data collections, (v) all trade secrets and confidential information (including, without limitation, ideas, research and development, know-how, processes, methods, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business, technical and marketing plans and proposals), (vi) all domain names, web addresses and websites, (vii) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation), (viii) all other intellectual property and other rights, and (ix) all copies and tangible embodiments of all of the foregoing (i) through (viii).

“KERP” shall mean the key employee retention plan as approved by the Board of Directors of Cooperheat on April 29, 2004, as the same may be amended, to the extent approved by the Bankruptcy Court, a copy of which has been delivered to Buyer.

“Law” or “Laws” shall mean all federal, state, provincial, territorial, local or foreign laws, including, without limitation, common law, orders, writs, injunctions, decrees, codes, guidelines, policies, ordinances, awards, stipulations, judgments, directions, requirements, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority, including, without limitation, the Bankruptcy Code and the Code.

“Leased Real Estate” shall mean all tracts, parcels and subdivided lots or portions of any land or buildings(s) used in the conduct and operation of the Business in which Sellers or any of the Other Companies has a leasehold or subleasehold interest that will not be terminated (rejected) pursuant to the Cooperheat Plan or the IISI Plan.

“Letters of Credit” shall mean any documentary or standby letters of credit issued and outstanding for the account of Sellers pursuant to the First Lien Senior Loan or the DIP Loan, or which otherwise are issued and outstanding as of the Closing Date for the purpose of supporting Sellers’ property and casualty insurance obligations.

“Lien” shall have the meaning set forth in Section 101(37) of the Bankruptcy Code.

“Litigation” has the meaning set forth in Section 3.13.

“Material Adverse Effect” means (a) a material adverse effect that impairs the value to Buyer of the Business or the Assets by no less than $4,000,000 on (i) the Business, its results of operations, condition (financial or otherwise) or prospects, taken as a whole, (ii) the Assets, taken as a whole, or (iii) the transactions contemplated by this Agreement, or (b) a material adverse effect on (i) the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or the realization of the rights and remedies hereunder or thereunder, or (ii) the ability of IISI or Cooperheat to perform their respective obligations under this Agreement.

“Material Contract” has the meaning set forth in Section 3.6(b).

“Materials of Environmental Concern” means dangerous goods, hazardous, toxic, prohibited or regulated substances, materials, pollutants, contaminants, special waste, radioactive or source material, hazardous waste or wastes as defined in or regulated by any Environmental Laws, including, without limitation, petroleum, petroleum byproducts, hazardous waste as defined and regulated under RCRA, PCBs, mercury, lead, asbestos and radioactive materials.

“Multiemployer Plan” shall mean any multiemployer defined benefit pension plans (as defined in ERISA Section 4001(a)(3)) subject to Title IV of ERISA.

“Non-Real Estate Property” shall mean all property that constitutes a portion of the Assets other than the Real Estate.

“Notice” has the meaning set forth in Section 10.2.

“Orders” means the Cooperheat Confirmation Order and the IISI Confirmation Order (or appropriate sale orders approving the transactions contemplated hereby under Bankruptcy Code Sections 363 and 365).

“Other Company” or “Other Companies” shall mean Cooperheat-MQS Canada, Inc., an Ontario corporation; Cooperheat-MQS Trinidad Ltd., a Trinidad limited liability company; Cooperheat-MQS de Venezuela, C.V. de S.A., a Venezuelan corporation; Global Heat UK Ltd., a United Kingdom corporation; Global Heat (1998) Inc., an Ontario corporation, and, if and when it is formed, Cooperheat-MQS Aruba N.V., a Netherlands Antilles limited liability company (the formation of which is pending as of the Execution Date).

“Overbid Procedures” has the meaning set forth in Section 5.8(a).

“Owned Real Estate” shall mean all land, tracts, parcels and subdivided lots in which Cooperheat or any of the Other Companies a fee simple interest.

“Permits” shall mean all permits, licenses, confirmations, franchises, notices and authorizations issued by any Governmental Authority that relate to or otherwise are used or are necessary in connection with Sellers’ operation of the Business, except for Environmental Permits.

“Permitted Liens” shall mean only the Liens specified on Schedule 1.5.

“Person” or “Persons” shall mean any individual, company, corporation, association, partnership, limited liability company, firm, joint venture, trust or Governmental Authority.

“Petition Date” shall mean December 31, 2003.

“Professional Fees” shall mean the fees and expenses of Bracewell & Patterson, L.L.P., Haynes and Boone, LLP, Crossroads, LLC, Gardere Wynne Sewell L.L.P. and Klee, Tuchin, Bogdanoff & Stern, LLP, Houlihan Lokey Howard and Zukin, and any fees required to be paid to the United States Trustee.

“Protected Materials” has the meaning set forth in Section 5.11(b).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended.

“Real Estate” shall mean all Owned Real Estate and Leased Real Estate.

“Real Estate Lease” has the meaning set forth in Section 3.7(a).

“Receivables” shall mean the trade accounts receivable arising from the sale of products or the provision of services by the Business to its customers and includes receivables resulting from the sale of services with extended terms or sales under firm purchase contracts.

“Replacement Letters of Credit” has the meaning set forth in Section 5.19.

“Sale Committee” has the meaning set forth in the Scheduling Order.

“Savings Plan” shall mean the International Industrial Services, Inc. Savings Plan.

“Schedules” shall mean the schedules attached to this Agreement.

“Scheduling Order” has the meaning set forth in Section 5.8.

“Sellers” has the meaning set forth in the Recitals to this Agreement.

“Seller Representatives” has the meaning set forth in Section 5.11(b).

“Stock Power” shall mean the stock power substantially in the form attached hereto as Exhibit C.

“Target Working Capital” shall be in the amount of $16,000,000.

“Tax” or “Taxes” shall mean all federal, state, local, foreign or provincial taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any Governmental Authority, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

“Tax Return” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Title Company” shall have the meaning set forth in Section 5.25.

“Title Policies” shall mean Owners ALTA title insurance policies (except for Texas properties, which will be Texas Department of Insurance approved policies) underwritten by a title insurance company reasonably acceptable to Buyer and any lender providing financing in the amount of the value of the land and improvements located thereon, insuring good, indefeasible and, subject to Bankruptcy Court approval, transferable title to each parcel of Insured Real Estate as of the Closing Date, subject only to Permitted Liens, and otherwise in forma and substance reasonably satisfactory to Buyer and any lenders providing financing (including, without limitation, Endorsements).

“Transaction Taxes” has the meaning set forth in Section 5.12.

“Transferred Employees” has the meaning set forth in Section 6.1.

“WARN” has the meaning set forth in Section 6.3.

“Warrants” has the meaning set forth in Section 2.1(b).

“Working Capital” shall mean, as of the close of Business on the Business Day immediately prior to the Closing Date, the sum of (a) cash and cash equivalents of Cooperheat and the Other Companies (excluding any amounts that have been placed into escrow for the payment of Professional Fees), (b) Receivables (net of reserves shown on the Books and Records of Cooperheat and the Other Companies) (excluding the Canadian tax receivables shown on the Books and Records of Sellers), (c) unbilled revenue of Cooperheat and the Other Companies, (d) other accounts receivable (net of reserves shown on the Books and Records of Cooperheat and the Other Companies) of Cooperheat and the Other Companies, (e) inventory of Cooperheat and the Other Companies, and (f) prepaid expenses of Cooperheat and Other Companies minus (i) Accounts Payable, (ii) accrued liabilities of Cooperheat and the Other Companies (excluding accrued Professional Fees and liabilities under KERP), and (iii) any amounts that have been placed into escrow for the benefit of professionals as approved by the Bankruptcy Court, and (iv) the note payable to Westchester Premium Acceptance Corp. under the Insurance Premium Financing Loan and Security Agreement, in each case as determined in accordance with applicable generally accepted accounting procedures and on a basis consistent with past practices of Cooperheat and the Other Companies.

“Working Capital Adjustment” shall mean the adjustment amount determined pursuant to Section 2.1(f).

“Working Capital Statement” has the meaning set forth in Section 2.1(f).

For the purposes of this Agreement, unless expressly provided otherwise, any reference to “knowledge of Cooperheat” or “knowledge of Sellers” or any similar expression shall be deemed to mean and include the actual knowledge of Mr. Joseph E. Milliron, President of Cooperheat, Ms. Gay S. Mayeux, Senior Vice President and Chief Financial Officer of Cooperheat, Mr. Glenn W. Campbell, Senior Vice President, Sales and Marketing of Cooperheat, and Mr. D. Kevin Berchelmann, Senior Vice President, Human Resources of Cooperheat.

ARTICLE II

PURCHASE OF ASSETS

2.1 Purchase.

(a) Purchase. Subject to the approval by the Bankruptcy Court pursuant to the Orders, to the maximum extent allowed under the Bankruptcy Code, and upon the terms and subject to the conditions contained in this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey, and deliver to Buyer, free and clear of all mortgages, assessments, encumbrances, obligations, liabilities, security interests, collateral assignments, resolutory conditions, rights of rescission, rights of lesion beyond moiety, trust deeds, pledges, judgments, rights of first refusal, rights to purchase, contractual commitments, taxes, including without limitation, sales, use and ad valorem and personal property taxes, charges, warranty claims or rights, interest, damages, and other interests, rights or matter of any kind or nature that could be asserted against a purchaser of an asset or assets, whether arising prior to, on or subsequent to the Petition Date (collectively, “Interests”), Claims (including tort and product liability claims) and Liens, except Permitted Liens and except as otherwise provided to the contrary in this Agreement, and Buyer shall purchase and accept, all right, title and interest of Sellers in and to the Assets. To the maximum extent allowed under the Bankruptcy Code, Buyer shall not be subject to any liability by reason of the purchase of the Assets under any local state, territorial or federal law or regulation, including liability for any matter as a successor or transferee of the Sellers.

(b) Purchase Price. The Purchase Price for the Assets (the “Purchase Price”) shall consist of:

(i) (A) $35,000,000 in cash (the “Cash Amount”) plus or minus (B) the Working Capital Adjustment; and

(ii) warrants to purchase 100,000 shares of Common Stock of Guarantor at a purchase price of $65.00 per share, expiring three (3) years after the Closing Date, in form and substance, and to a number of beneficial owners, reasonably acceptable to Buyer and Sellers and issued in such names as Sellers shall designate no later than three (3) Business Days prior to the Closing Date (the “Warrants”).

(c) Earnest Money Deposit. On the Execution Date, Buyer shall deliver to Southwest Bank of Texas, N.A., acting as escrow agent (the “Escrow Agent”) a deposit in the amount of $2,000,000 (collectively with all accrued interest thereon, the “Earnest Money Deposit”) pursuant to an escrow agreement agreed to by Buyer and Sellers (the “Escrow

Agreement”). The Escrow Agent shall hold said deposit in a segregated interest-bearing account subject to the jurisdiction of the Bankruptcy Court. The Earnest Money Deposit shall be (i) applied to the Closing Payment as provided in Section 2.1(d) if the Closing occurs, or (ii) distributed pursuant to the provisions of Sections 8.3 or 8.4 if the Closing does not occur.

(d) Closing Payment. At Closing, Buyer shall pay to the Sellers an amount equal to (i) the Cash Amount minus (ii) the Earnest Money Deposit minus (iii) the Cure Cost Adjustment (the “Closing Payment”). At Closing, Buyer shall also direct the Escrow Agent to pay the Earnest Money Deposit (less the Holdback Amount) in immediately available funds to the United States account or accounts designated by Sellers. At closing, Buyer shall also direct the Escrow Agent to hold the Holdback Amount in escrow pursuant to an escrow agreement agreed to by Sellers and Buyer in substantially the same form as the Escrow Agreement (the “Holdback Escrow Agreement”). The Holdback Amount shall be applied to the Purchase Price as provided in Section 2.1(f).

(e) Assumption of Liabilities. At Closing, as additional consideration to Cooperheat for the sale of the Assets, Buyer shall assume, and agree to pay, perform, fulfill and discharge, the Assumed Liabilities.

(f) Working Capital Adjustment.

(i) No later than 20 Business Days after the Closing Date, Buyer shall deliver to Sellers a statement (the “Working Capital Statement”), which shall set forth in reasonable detail Buyer’s calculation of the Working Capital. Subject to the provisions of Section 5.1, Sellers agree to give Buyer and its authorized representatives access during normal business hours to such employees, officers, and other facilities and such books and records of Sellers as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Working Capital Statement in compliance with this Section 2.1(f).

(ii) The Working Capital (as set forth in the Working Capital Statement) shall become final and binding on Sellers and Buyer on the 10th Business Day following the date the Working Capital Statement is received by Sellers, unless prior to such date Sellers deliver written notice to Buyer of their disagreement. Sellers’ notice of disagreement shall set forth all of Sellers’ disputed items together with Sellers’ proposed changes thereto, including an explanation in reasonable detail of the basis on which Sellers propose such changes. If Sellers have delivered a timely notice of disagreement, then Buyer and Sellers shall use their good faith efforts to reach agreement on the disputed items to determine the Working Capital. Buyer agrees to give Sellers and their authorized representatives access to the employees of Buyer and the Books and Records as are reasonably necessary for the purposes of reviewing and verifying the determinations set forth in the Working Capital Statement.

(iii) If Buyer and Sellers have not signed an agreement resolving the disputed items by the 20th Business Day following Sellers’ receipt of the Working Capital Statement, Sellers’ disputed items shall be submitted to the Independent Accountants for resolution within 15 Business Days after the end of the foregoing 20-Business Day period. In no event shall the Working Capital as determined by the Independent Accountants be more favorable to Buyer than reflected on the Working Capital Statement prepared by Buyer nor more favorable to Sellers than shown in the proposed changes delivered by Sellers pursuant to its notice of disagreement.

(iv) If a notice of disagreement is given pursuant to Section 2.1(f)(iii), the Working Capital shall be deemed determined on the date that the Independent Accountants give notice to Buyer and Sellers of their determination with respect to all disputes regarding the calculation thereof or, if earlier, the date on which Buyer and Sellers agree in writing on the amount thereof, in which case the Working Capital shall be calculated in accordance with such determination or agreement, as the case may be. Any determination of Working Capital by the Independent Accountants shall be final and binding upon Buyer and Sellers.

(v) If the Target Working Capital exceeds the Working Capital by less than $1,000,000, Sellers and Buyer shall cause the Escrow Agent to release to Buyer from the Holdback Amount the amount by which the Target Working Capital exceeds the Working Capital, and to release to Sellers the remainder of the Holdback Amount. If the Target Working Capital exceeds the Working Capital by $1,000,000 or more, Sellers and Buyer shall cause the Escrow Agent to release the entire Holdback Amount to Buyer, and Sellers shall have no further liability to Buyer with respect to the Working Capital Adjustment. If the Working Capital exceeds the Target Working Capital, Buyer shall pay the amount of such excess up to a maximum of $500,000, and Sellers and Buyer shall cause the full Holdback Amount to be released to Sellers. Any payment required by this Section 2.1(f)(vi) shall be made within two Business Days after the date the Working Capital is deemed to be finally determined pursuant to this Section 2.1(f) and shall be made by confirmed wire transfer of immediately available funds to a bank account or accounts to be designated by the party receiving the payment.

(g) Expenses. Buyer shall be responsible for and pay the fees and expenses incurred by it in the preparation and review of the Working Capital Statement. Sellers shall be responsible for and pay the fees and expenses incurred by Sellers and Sellers’ Estates in the review of the Working Capital Statement. Sellers and Buyer shall each be responsible for and pay one-half of the fees and expenses of the Independent Accountants’ incurred in connection with the resolution of any dispute as set forth in Section 2.1(f)(v) above.

2.2 Allocation of Purchase Price. Buyer and Sellers agree, for Tax purposes only, to allocate the Purchase Price (together with any Assumed Liabilities) in such manner as shall be agreed by Sellers and Buyer at or prior to Closing (the “Asset Allocation”). The Asset Allocation shall be completed in the manner required by Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder. Buyer and Sellers further agree to comply with all filing, notice and reporting requirements described in Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder, including, without limitation, the timely preparation and filing of Form 8594 based on the Asset Allocation. Buyer and Sellers hereby agree that they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Asset Allocation.

2.3 No Assumption of Liabilities. It is understood and agreed that Buyer shall not assume or become liable directly, indirectly, contingently or otherwise for any liabilities other than the Assumed Liabilities.

2.4 Closing. The Closing shall occur within three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article VII (or on such other date or at such other time and place as the parties shall agree in writing). The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas or at such other location as designated by Sellers in writing with notice to Buyer.

2.5 Closing Deliveries.

(a) At the Closing, unless waived by Sellers, Buyer shall deliver, or execute and deliver, as applicable, to (or on behalf of) Sellers:

(i) the Assignment and Assumption Agreements for Assets to which Buyer is a party;

(ii) the Assignment and Assumption Agreement for Assumed Liabilities;

(iii) for each Leased Real Estate interest assumed, an assignment and assumption of such Real Estate Lease in the form of Exhibit D, or such other good and sufficient document or instrument of assignment or transfer each in form and substance reasonably satisfactory to Sellers and Buyer;

(iv) the Closing Payment (which shall be delivered to Sellers pursuant to Section 2.1(d));

(v) a certificate, dated as of the Closing Date, executed on behalf of Buyer, certifying in such detail as Sellers may reasonably request that the conditions to Closing specified in Sections 7.1 and 7.3 have been satisfied or waived;

(vi) the Warrants;

(vii) all other documents, certificates, instruments or writings reasonably requested by Sellers in connection herewith.

(b) At the Closing, unless waived by Buyer, Cooperheat and IISI, as applicable, shall deliver or cause to be delivered, or execute and deliver, as applicable, to Buyer:

(i) Assignment and Assumption Agreements for Assets;

(ii) the Assignment and Assumption Agreement for Assumed Liabilities;

(iii) for each parcel of Sellers’ Owned Real Estate assumed, a recordable deed conveying good, indefeasible and, subject to Bankruptcy Court approval, transferable title (in form appropriate for the jurisdiction in which such Owned Real Estate is located and otherwise consistent with this Agreement) or if required for such jurisdiction, such other good and sufficient document or instrument of conveyance or transfer, each in form and substance reasonably satisfactory to Buyer;

(iv) for each Leased Real Estate interest assumed, an assignment and assumption of such Real Estate Lease in the form of Exhibit D or such other good and sufficient document or instrument of assignment or transfer, each in form and substance reasonably satisfactory to Buyer;

(v) stock certificates representing all of the issued and outstanding capital stock of each of the Other Companies and a duly executed Stock Power transferring each of such certificates to Buyer;

(vi) stock certificate(s) representing all of the issued and outstanding capital stock of Global Heat (1998) Inc., and a duly executed Stock Power transferring such certificate(s) to Buyer;

(vii) a certificate, dated as of the Closing Date, executed on behalf of Sellers by an authorized officer, certifying in such detail as Buyer may reasonably request that the conditions to Closing specified in Sections 7.1 and 7.2 have been satisfied or waived;

(viii) copies of the Orders and any other necessary orders of the Bankruptcy Court approving the performance by Sellers of their respective obligations under this Agreement, and any other relevant orders of the Bankruptcy Court;

(ix) (A) a certificate of service certifying that notice of application to the Bankruptcy Court to consummate the transactions contemplated by this Agreement was served on all Persons listed on the mailing matrix filed in the bankruptcy cases and those other Persons the Buyer reasonably requests be served and whose names and addresses the Buyer delivers to the Sellers on or before 5:00 p.m. Houston, Texas time on July 20, 2004, and (B) a list of those notices of the sale returned to Sellers because of incorrect addresses;

(x) the certificates of non-foreign status required pursuant to Section 7.2(g);

(xi) such other documentation as Buyer may reasonably request to effect the transfer of the Assets as contemplated by this Agreement;

(xii) the Books and Records; and

(xiii) all other documents, certificates, instruments or writings reasonably requested by Buyer in connection herewith, including, without limitation, all documents necessary to transfer all vehicles and other bank and brokerage accounts that constitute part of the Assets to Buyer (together with the documents referred to above, the “Ancillary Documents”).

2.6 Assignment and Assumption of Contracts.

(a) Subject to the terms and conditions set forth in this Agreement and subject to the approval of the Bankruptcy Court and pursuant to the Orders, Sellers will sell, assign and transfer to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code (or to the extent not subject to Sections 363 and 365 of the Bankruptcy Code, pursuant to otherwise applicable law), effective on the Closing Date, all of their respective right, title, and interest in and to, and Buyer will take assignment of and assume, all such right, title and interest in the Assumed Contracts.

(b) Buyer shall cure any monetary defaults arising before the Petition Date with respect to the Assumed Contracts (the actual amounts of such defaults being referred to as the “Cure Costs”), simultaneous with Closing or when the Cure Costs are finally determined in order to assign to Buyer (and facilitate Buyer’s assumption of) the Assumed Contracts in accordance with Section 365 of the Bankruptcy Code (or to the extent not subject to Section 365 of the Bankruptcy Code, pursuant to otherwise applicable law). On or prior to 5:00 p.m. Houston, Texas time on July 20, 2004, Buyer shall deliver to Sellers Schedule 1.1, which shall contain a list of the Assumed Contracts and the Cure Costs that, to the actual knowledge of Sellers, Sellers are required as of the date hereof to cure any default on the part of Sellers under the Assumed Contracts. The term “Cure Finding” as used herein shall mean a finding by the Bankruptcy Court that the only amounts and consideration required to cure any of Sellers’ defaults under the Assumed Contracts are as set forth on Schedule 1.1. In the event the Orders specify a Cure Finding greater than the amount set forth in Schedule 1.1 or do not include the Cure Finding, Buyer shall have the right to exclude from the Assets and the Assumed Liabilities any and all of the Assumed Contracts. Buyer shall exercise its right of excluding Assumed Contracts by giving written notice to Sellers, on or before the third (3rd) Business Day preceding the Closing Date, specifying the particular Assumed Contract to be excluded from the transactions contemplated hereby. Failure of Buyer to timely deliver such written notice shall be construed as Buyer’s election to have all Assumed Contracts included in the Assets and the Assumed Liabilities. There shall be no reduction of the Purchase Price due to the exclusion of one or more Assumed Contracts. On the Closing Date, Buyer shall be responsible for tendering, to parties under the Assumed Contracts which have not been excluded pursuant to the preceding provisions of this Section 2.6, the consideration necessary to cure any such defaults, even if such consideration exceeds the amounts and consideration set forth on Schedule 1.1. Notwithstanding the foregoing, the Purchase Price shall be reduced by the lesser of (a) the actual amount tendered by Buyer to pay such Cure Costs or (b) $1,000,000 (such amount is hereinafter referred to as the “Cure Cost Adjustment”). Buyer agrees that Buyer’s sole recourse in the event the Orders do not include the Cure Finding is to exclude (some or all of) the Assumed Contracts and, following the Closing, whether or not the Orders shall have included the Cure Finding, Buyer shall have sole responsibility for the Assumed Contracts (if not so excluded), and all the Assumed Liabilities associated therewith (even if such Assumed Liabilities exceed the amount set forth on Schedule 1.1), as set forth above in this Section 2.6.

2.7 Exclusion of Assets. Buyer shall have the right to exclude from the Assets and the Assumed Liabilities any of the Assets. Buyer shall exercise its right of excluding Assets by giving written notice to Sellers, on or before the third (3rd) Business Day preceding the Closing Date, specifying the particular Asset to be excluded from the transactions contemplated hereby, and the parties shall amend Schedule 1.4 on or before the Closing Date to reflect that any such

Asset shall be an Excluded Asset. Failure of Buyer to timely deliver such written notice shall be construed as Buyer’s election to have all Assets included in the Assets and the Assumed Liabilities. There shall be no reduction of the Purchase Price due to the exclusion of one or more Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COOPERHEAT AND IISI

Sellers hereby represent and warrant to Buyer as of the Execution Date and, unless otherwise specifically provided in any representation or warranty, the Closing Date as follows:

3.1 Organization, Standing and Power. Except as set forth on Schedule 3.1, each of Cooperheat, IISI and the Other Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to conduct its business in the places and in the manner now being conducted, and is qualified to do business in every jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Each of Cooperheat, IISI and the Other Companies has full power and authority to own and operate the Assets owned or operated by it.

3.2 Authority. Subject to the approval of the Bankruptcy Court, Sellers have the requisite power and authority to execute and to deliver this Agreement and the Ancillary Documents to which they are or will be a party and to perform their respective obligations hereunder and under any such Ancillary Documents. The execution and delivery by Cooperheat and IISI of this Agreement and the Ancillary Documents to which they are or will be a party, the performance of their respective obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby have been (or will be at the time of execution thereof) duly authorized by all necessary corporate action on the part of Cooperheat and IISI, and no other action on the part of Cooperheat or IISI is necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Subject to the approval of the Bankruptcy Court, as applicable, this Agreement has been duly and validly executed and delivered by Cooperheat and IISI and constitutes a valid and binding obligation of Cooperheat and IISI, enforceable against Cooperheat and IISI in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii), as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Ancillary Documents, when executed and delivered by Cooperheat and IISI, shall constitute a valid and binding agreement of Cooperheat and IISI, respectively, enforceable against Cooperheat and IISI, as applicable, in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii), as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Conflict. Subject to the approval of the Bankruptcy Court, neither the execution and delivery by Cooperheat or IISI of this Agreement and any Ancillary Document to which they will be a party, nor the consummation of the transactions contemplated hereby or thereby, does or will (a) conflict with, result in any violation of, or constitute a default under any provision of (i) the certificate of incorporation or bylaws (or other governing documents) of either Seller or any of the Other Companies, (ii) any Law (other than Laws of a routine or administrative nature that (A) are not customarily required to be complied with prior to the consummation of transactions such as those contemplated by this Agreement, (B) is expected in the reasonable judgment of the executive officers of Cooperheat to be complied with in the ordinary course of business after Closing and (C) if not complied with, would not, individually or in the aggregate, materially affect Sellers or the Business), or (iii) any material Assumed Contract, (b) create any Lien on or any right of any Person with respect to any of the Assets that will not be released or discharged pursuant to the Orders, (c) except as set forth on Schedule 3.3, accelerate, terminate or trigger any right or obligation of any party under any Assumed Contract, which, if accelerated, terminated or triggered, would, individually or in the aggregate, materially affect the Sellers or the Business, or (d) cause a default under the DIP Loan.

3.4 Third Party Approvals. Except for (a) entry of the Orders, (b) approvals or consents set forth on Schedule 3.4, (c) consents (other than Governmental Approvals) that are reasonably likely to be obtained by Buyer or transferred to Buyer in the ordinary course of business within sixty (60) days after the Closing Date, and (d) those Permits and Environmental Permits that are non-transferable under applicable Law, the execution, delivery and performance by Sellers of this Agreement and any Ancillary Document to which they will be a party or by which they will be bound and the consummation of the transactions contemplated hereby and thereby do not require any consent, waiver, authorization or approval of, or filings with, any Person (including, without limitation, any Governmental Authority) that has not been obtained or is not deemed to be overridden by applicable provisions of the Bankruptcy (the matters described in this Section 3.4, collectively referred to as the “Consents”).

3.5 No Third Party Options. Except for this Agreement and any Ancillary Documents to which Sellers or any of the Other Companies are or will be a party or by which Sellers or any of the Other Companies will be bound, and except as set forth on Schedule 3.5, there are no existing agreements, options, rights of first refusal or commitments granting to any Person the right to acquire any of the right, title or interest of Sellers or the Other Companies in or to any Assets, other than the sale of inventory in the ordinary course of business.

3.6 Tangible Personal Property; Material Contracts.

(a) To Sellers’ knowledge, Sellers and the Other Companies own good, marketable and transferable title to all of the Non-Real Estate Property, free and clear of all Interests, Claims and Liens other than Permitted Liens. To Sellers’ knowledge, except for Non-Real Estate Property that is used by current Employees in the ordinary course of Business or as set forth on Schedule 3.6, all Non-Real Estate Property is in the possession or control of the Sellers or the Other Companies.

(b) Set forth on Schedule 3.6 is, to Sellers’ knowledge, a true, correct and complete list of all Material Contracts currently in effect (including the name of the contract and parties thereto) to which either Seller or any Other Company is a party or by which it is bound. For purposes of this Agreement, a “Material Contract” shall be (i) any Contract requiring payments by either Seller or any Other Company, or resulting in receipts by either Seller or any

Other Company, of amounts in excess of $100,000 during the calendar year 2004; (ii) all agreements imposing on Sellers or any Other Company any non-competition or similar obligation other than customary, employee non-solicitation provisions in customer contracts, (iii) each (1) employment contract or agreement with any current employee of Sellers or any of the Other Companies, that is currently in effect, in whole or in part, under which the employment of such employee (A) is not “at will” or requires any payment by Sellers or any Other Company to such employee on termination of employment or a change of control of Sellers or any Other Companies, other than normal severance payable under Sellers’ or any Other Company’s existing severance policies, or (B) cannot be cancelled by Sellers or any Other Company without penalty, or (2) contract or agreement with any retired employee, or consulting contract or agreement which in such case cannot be cancelled by Sellers or any Other Company without penalty or liability and upon not more than sixty (60) days notice, (iv) any union Contract or Collective Bargaining Agreement, (v) any joint venture Contract or other Contract that has involved or is expected to involve a sharing of profits with other Persons, and (vi) any Contract relating to the disposition or acquisition of assets by Sellers or the Other Companies having a value in excess of $25,000 (other than Contracts for the sale of inventory in the ordinary course of business or Contracts otherwise entered into in the ordinary course of business).

(c) Except as set forth on Schedule 3.6, to Sellers’ knowledge, all Material Contracts are valid, binding and in full force and effect in accordance with their terms and conditions and there are no existing defaults or claims of default thereunder or breach thereof by either Seller or any Other Company or by any party thereto, nor does any condition exist that, with the passage of time or giving of notice or both, will constitute such a default by either Seller or any Other Company or, to the knowledge of either Seller, by any other party thereto, which such default would, individually or in the aggregate, materially affect the Sellers or the Business.

(d) Except as set forth on Schedule 3.6, none of the Assumed Contracts will be breached by, or give any other party a right of termination as a result of, any of the transactions contemplated by this Agreement. Copies of all of the Assumed Contracts have been made available to Buyer by Sellers, and such copies are true, complete and accurate in all material respects and include all amendments, supplements or modifications thereto.

(e) As of the Execution Date and the Closing Date, Sellers have and will have performed in all material respects all obligations under any Assumed Contract that accrued or became due and owing after the Petition Date.

3.7 Real Estate.

(a) Schedules 3.7(a)(i) and (ii) contain true, correct and complete lists of (i) all Owned Real Estate and (ii) all Leased Real Estate, including, without limitation, an identification of the (sub)lessor or (sub)lessee of such Leased Real Estate under the lease, sublease or other agreement pertaining to the occupancy of such Leased Real Estate (each, a “Real Estate Lease”). Except as set forth on Schedule 3.7(a)(iii), to Sellers’ knowledge, neither of the Sellers nor any of the Other Companies owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Real Estate. Except as set forth on Schedule 3.7(a)(iv), to Sellers’ knowledge, each of the Sellers and the Other Companies have good, indefeasible and transferable title to, or valid leasehold interest in, its estates in the Real Estate, free and clear of any Claims or Liens other than Permitted Liens.

(b) To Sellers’ knowledge, except as set forth on Schedule 3.7(b), all material components of all improvements included within any Real Estate, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (collectively, the “Improvements”, which term with respect to Leased Real Estate, shall specifically exclude any portion of any improvement that is not leased to either of the Sellers or any of the Other Companies), are adequate to conduct the Business as currently conducted. To Sellers’ knowledge, each of the premises on each parcel of Real Estate has access to sufficient quantities of water, sewer, gas, steam, electric, telephone, drainage and other utilities required to conduct the Business as presently conducted. To Sellers’ knowledge, neither of the Sellers nor any Other Company has received any written notice of any termination or material impairment of any such utilities.

(c) Except as set forth on Schedule 3.7(c), all material Permits and third party consents and approvals required to have been issued to either of the Sellers or any of the Other Companies to enable any Real Estate to be lawfully occupied and used for all of the purposes for which such Real Estate is currently occupied and used, have been lawfully issued and are in full force and effect. Except as set forth on Schedule 3.7(c) neither of the Sellers nor any of the Other Companies has received any notice of any pending, threatened or contemplated condemnation proceeding affecting any Real Estate or any part thereof or any proposed termination or impairment of any parking at any of the Real Estate or of any sale or other disposition of any of the Real Estate or any part thereof in lieu of condemnation.

(d) To Sellers’ knowledge, except as set forth on Schedule 3.7(d):

(i) none of the Real Estate, Improvements, or other facilities or fixtures related thereto or the current use thereof, (A) contravenes, violates or fails to conform in any material respect with applicable ordinances, regulations, zoning laws or restrictive covenants, including, without limitation, regulations under the Americans with Disabilities Act or otherwise relating to the disabled or (B) encroaches upon the real property or any right-of-way or easement of others, nor is any such Real Estate encroached upon by structures of others in any case in any manner that would have or would reasonably be expected to have a Material Adverse Effect;

(ii) no charges or violations have been filed, served, made or threatened against Sellers, any of the Other Companies or any other Person relating to the Real Estate or the Improvements or any of the operations conducted at any Real Estate as a result of any material violation or alleged material violation of any applicable ordinances, requirements, regulations, zoning laws or restrictive covenants or as a result of any material encroachment on the property of others;

(iii) other than pursuant to any mortgages, deeds of trust or other security instruments listed on Schedule 3.7(d)(iii) or pursuant to the Real Estate Leases, there exists no material restrictions on the use, transfer or mortgaging of any Real Estate;

(iv) each of the Sellers and the Other Companies has adequate permanent rights of ingress to and egress from any Real Estate used by it for the operations conducted thereon; and

(v) there are no developments affecting any of the Real Estate or interests of the Sellers or any of the Other Companies therein pending or threatened that might reasonably be expected to curtail or interfere in any material respect with the use of any such Real Estate for the purposes for which it is now used.

(e) To Sellers’ knowledge, neither of the Sellers nor any of the Other Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Estate, except for assignments, transfers, conveyances, mortgages, deeds of trust or other encumbrances that will be released by mortgagees prior to Closing.

(f) Copies of (i) all deeds, leases, existing title insurance policies and surveys of or pertaining to the Real Estate and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Liens or other encumbrances affecting the Real Estate have been made available to Buyer.

3.8 Environmental Matters. Except as could not be reasonably expected to give rise to a Material Adverse Effect to Sellers and the Other Companies, in the aggregate:

(a) To Sellers’ knowledge, except as set forth on Schedule 3.8(a): (i) the conduct and operation of the Business and each of the Assets have at all times been and are currently in material compliance with all applicable Environmental Laws, (ii) neither of the Sellers nor any of the Other Companies has received any written communication from any Person that alleges that the Business or any of the Assets is not in compliance with, or is otherwise subject to liability or responsibility under, any Environmental Law, (iii) there are no facts or circumstances in existence in relation to the Business or any of the Assets that could give rise to a material Environmental Liability.

(b) Without in any way limiting the generality of the foregoing, all underground storage tanks, and the capacity and contents of such tanks, located on the Real Estate are, to Sellers’ knowledge, identified on Schedule 3.8(b).

(c) Except as set forth on Schedule 3.8(c)(i), neither of the Sellers nor any of the Other Companies has, to Sellers’ knowledge, disposed of, sent or arranged for the transportation of Materials of Environmental Concern at or to a site, or owned, leased or operated a site, that (i) pursuant to Environmental Law has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state or foreign authority on the National Priorities List or similar state or foreign list, as in effect as of the Execution Date, or (ii) has been or is involved in any government-sponsored voluntary cleanup program. Except as set forth on Schedule 3.8(c)(ii), neither of Sellers nor any of the Other Companies has received, in relation to any such site, any written request or demand for documents or information or any written notice of potential or actual liability under any Environmental Law.

(d) To Sellers’ knowledge, Sellers and the Other Companies have obtained all Environmental Permits necessary for the ownership and operation of the Assets, and a list of the Environmental Permits obtained by Sellers and the Other Companies is set forth on Schedule 3.8(d).

3.9 Sufficiency of Assets and Capital Expenditures. To Sellers’ knowledge, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Sellers and the Other Companies in all material respects, (ii) include all of the operating assets of the Business, (iii) are in good operating condition and repair (subject to normal wear and tear), and (iv) are suitable for the use for which they are being used in the Business. The Other Companies are the only Affiliates of Sellers that operate any of the Business, or own or operate any of the Assets.

3.10 Labor and Employment Matters. To Sellers’ knowledge, except as set forth on Schedule 3.10, Sellers and each of the Other Companies (i) are in compliance in all material respects with all applicable Laws, consent decrees, conciliation agreements and settlement agreements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; and (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(a) To Sellers’ knowledge, except as set forth on Schedule 3.10(a), neither of the Sellers nor any of the Other Companies is a party to a collective bargaining agreement (including side letters or agreements, supplemental agreements or memorandum of understanding that would materially alter a collective bargaining agreement) covering any Employees (collectively, a “Collective Bargaining Agreement”) nor is either of the Sellers or any of the Other Companies currently, nor during the past 18 months has any of them been, involved in any material discussion with any unit or group seeking to become the bargaining unit for any Employees with respect to the Business, and, except as set forth on Schedule 3.10(a), at no time since April 30, 2001, has any labor union been newly certified to represent any of such Employees nor has either of the Sellers or any of the Other Companies experienced any strike, grievance, arbitration, labor dispute, unfair labor practice, slow down or work stoppage or similar material labor difficulty with respect to the Employees of the Sellers or the Other Companies involved in the operation of the Business.

(b) Sellers have made available to Buyer a list of all Employees and independent contractors of the Sellers and each of the Other Companies.

(c) Sellers have informed Buyer of all material communications and current proposals of Sellers, any of their Affiliates or the Other Companies, or any union in all ongoing negotiations with representatives of any unions representing any organized employee groups and all matters on which any tentative agreements have been reached in the course of such negotiations.

(d) To Sellers’ knowledge, neither of the Sellers nor any of the Other Companies has materially breached or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement or other labor union contract applicable to persons employed by the Sellers (and, except as set forth on Schedule 3.10(d), will not do so because of the transactions contemplated by this Agreement or otherwise), and, except as set forth on Schedule 3.10(d), there are no material grievances, unfair labor practices or arbitrations outstanding against the Sellers or any of the Other Companies under any such agreement or contract.

(e) To Sellers’ knowledge, except as set forth on Schedule 3.10(e), there is no union organizing activity, petition or application pending before the National Mediation Board or other labor relations boards or tribunals seeking certification or any changes in certification of a labor representative or union with respect to any craft or class of employees of the Sellers or any of the Other Companies.

(f) Schedule 3.10(f) contains a list of all Employee Plans maintained or contributed to by Sellers or any of the Other Companies. To Sellers’ knowledge, with respect to any employee benefit plans within the meaning of Section 3(3) of ERISA that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the Execution Date, by Sellers or any of the Other Companies, or any Commonly Controlled Entity, except as set forth on Schedule 3.10(f), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by either Seller or any Commonly Controlled Entity, which liability has not been satisfied in full, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iv) all contributions (including, without limitation, employer contributions and employee elective deferred contributions) that are due have been paid to the Savings Plan and all contributions (including, without limitation, installments) to such plan (other than the Savings Plan) required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(g) With respect to the Employees, neither Seller nor any of the Other Companies, to Sellers’ knowledge, has any obligation to contribute to any Multiemployer Plan. Sellers have made available to Buyer copies of all information which has been provided to Sellers or any of the Other Companies within the past two (2) years regarding assessed or potential withdrawal liability under any such Multiemployer Plan.

3.11 Permits; Compliance with Laws. To Sellers’ knowledge, Schedule 3.11 sets forth a true, complete and accurate list of all Permits. To Sellers’ knowledge, all material Permits issued to Sellers or any of the Other Companies are in full force and effect. Except as set forth in Schedule 3.11, to Sellers’ knowledge, no outstanding violations are or have been recorded in respect of any of the Permits. To Sellers’ knowledge, the operation of the Business complies in all material respects with all Laws and the requirements and conditions of all Permits, including, without limitation, all applicable operating certificates and authorities, and all other rules, regulations, directives and policies of all Governmental Authorities having jurisdiction over the Business. To Sellers’ knowledge, no proceeding is pending or, to Sellers’ knowledge, threatened to revoke, withdraw or limit any such Permit, and to Sellers’ knowledge, there is no fact, error or admission relevant to any Permit that would permit the violation of or revocation, withdrawal or limitation or result in the threatened violation of or revocation, withdrawal or limitation of any such Permit.

3.12 Financial Statements. Attached hereto as Schedule 3.12 is a true, complete and accurate copy of the audited balance sheet of IISI and its subsidiaries for the year ended December 31, 2003, and the related statements of income, stockholders equity and cash flows and the unaudited consolidating balance sheets of IISI and its subsidiaries for the fiscal year ended December 31, 2003 and the fiscal quarters ended March 31, 2004 and March 31, 2003 and the related consolidating statements of income and cash flows (the “Financial Statements”). To Sellers’ knowledge, the Financial Statements (i) were prepared in accordance with generally accepted accounting principles, (ii) have been prepared in a manner consistent with past practice of IISI (except for immaterial deviations), (iii) were derived from the Books and Records of Sellers, and (iv) fairly present the financial condition and results of operations of IISI and its subsidiaries as of and for the periods presented. There are no letters of credit relating to Sellers other than the Letters of Credit.

3.13 Litigation. To Sellers’ knowledge, there is no claim, action, arbitration, fine, demand, charge of discrimination, unfair labor practice or complaint, consent decree, conciliation agreement, settlement agreement, suit, investigation or proceeding (collectively, “Litigation”) pending or threatened before any court, arbitrator or other Governmental Authority that (a) seeks to restrain, materially modify, prevent, or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, or that (b) questions the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by either of the Sellers in connection with this Agreement or any of the Ancillary Documents. Except as set forth on Schedule 3.13, to Sellers’ knowledge, other than the Bankruptcy Cases, there is no Litigation (1) pending, or to Sellers’ knowledge, threatened, (i) relating to the ownership or operation of any material portion of the Business or Assets, and (ii) which, if adversely determined, could reasonably be expected to have a material impact on the Assets or the Business or Buyer’s operation thereto. To Sellers’ knowledge, other than pursuant to the Bankruptcy Cases, there are no judgments, orders or decrees of any Governmental Authority binding on either of the Sellers or any of the Other Companies that relate to the ownership or operation of the Business or the Assets.

3.14 No Casualty. To Sellers’ knowledge, except as set forth on Schedule 3.14, since December 31, 2003, none of the Assets having in the aggregate a net book value of $150,000 or more has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

3.15 Insurance. Sellers have made available to Buyer copies of each insurance policy that Sellers or the Other Companies have in place with respect to the Assets and the Business, together with a description of such policies and claims made thereunder for the past three (3)

years. To Sellers’ knowledge, all such policies are in full force and effect and are expected to remain in full force and effect through Closing.

3.16 Tax Matters. To Sellers’ knowledge, except as set forth in Schedule 3.16 (with paragraph references corresponding to those set forth below):

(a) all Tax Returns required to be filed by or with respect to the Sellers or any of the Other Companies and any affiliated, consolidated, combined, unitary or similar group of which any of them is or was a member have been duly filed, or for those Tax Returns due on or prior to Closing but not yet due will be filed, on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, complete and accurate in all material respects.

(b) all Taxes owed by the Sellers or any of the Other Companies and any affiliated, consolidated, combined, unitary or similar group of which any of them is or was a member have been or will be timely paid in full to the extent due on or prior to Closing;

(c) there have been no waivers or extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect to any Tax Return of, or which includes, the Sellers or any of the Other Companies;

(d) all Taxes which the Sellers or any of the Other Companies have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority;

(e) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any liability for Tax or with respect to any Tax Return for which the Sellers or any of the Other Companies could be liable;

(f) all Tax sharing agreements to which either of the Sellers or any of the Other Companies is subject will terminate as of the Closing Date, after which time there shall be no ongoing obligations or continuing liability under such agreements; no payments under any such agreements will be or become due by Sellers or any of the Other Companies upon such termination at Closing or thereafter; and neither of the Sellers nor any of the Other Companies is a party to any similar arrangement with any other party and has no current contractual obligation to indemnify any other person or entity with respect to Tax;

(g) no Governmental Authority in a jurisdiction where either of the Sellers (or any of the Other Companies or any affiliated, consolidated, combined, unitary or similar group of any of them is or was a member) has not filed Tax Returns has made any claim, assertion or threat that Sellers or any of the Other Companies or any Affiliate of Sellers or any of the Other Companies is or may be subject to taxation by such jurisdiction;

(h) neither of the Sellers nor any of the Other Companies has been a member of an affiliated group filing consolidated Tax Returns other than a group the common parent of which is IISI; and

(i) none of the Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax.

3.17 Intellectual Property. Schedule 3.17 includes a listing of all of the issued patents, the issued trademark, service mark and copyright registrations and the pending patent, trademark and copyright applications for Intellectual Property that are owned by Sellers or any of the Other Companies. Schedule 3.17 also includes a listing of all licenses and other agreements to which either Seller or any of the Other Companies is a party that are material to the operation of the Business and pursuant to which either Seller or any of the Other Companies authorizes any other Person to use any Intellectual Property and also includes a listing of all licenses and other agreements pursuant to which Intellectual Property that is used in and material to the operation of the Business and owned by Persons other than either Seller or any of the Other Companies is licensed to either Seller or any of the Other Companies. To Sellers’ knowledge, except as set forth on Schedule 3.17, neither of the Sellers nor any of the Other Companies has been notified in writing, that it is or may be infringing any patents, trade secrets, trademarks, trade names, service marks, service names, copyrights or other Intellectual Property of any third party and, to the knowledge of the Sellers, there is no continuing infringement of the Intellectual Property of Sellers or the Other Companies by other Persons. To Sellers’ knowledge, except as set forth in Schedule 3.17, neither of the Sellers nor any of the Other Companies is bound by any outstanding judgment, injunction, order or decree restricting the use of the Intellectual Property, or restricting the licensing thereof by Sellers or any of the Other Companies to any Person and the issued patents and the issued trademark, service mark and copyright registrations listed on Schedule 3.17 have not lapsed, expired or been cancelled.

3.18 Receivables. To Sellers’ knowledge, the Receivables represent transactions concluded for good and valuable consideration resulting from the bona fide sale of products or performance of services in the ordinary course of the conduct of the Business.

3.19 Prepaid Expenses. To Sellers’ knowledge, all material prepaid expenses shown on the Financial Statements or subsequently paid by Sellers or any of the Other Companies have been incurred solely in connection with the operation of the Business and the Assets in the ordinary course of the conduct of the Business.

3.20 Bank and Brokerage Accounts. Sellers have made available to Buyer (a) a list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which either of the Sellers or any Other Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Sellers or any Other Company having signatory power with respect thereto.

3.21 Customers. To Sellers’ knowledge, neither of the Sellers nor any Other Company has received written or oral notice that any significant customer (a) intends to materially reduce its aggregate dollar volume of purchases from Sellers or the Other Companies in any year from the 2003 aggregate level; (b) will require or seek to require Sellers or any Other Company to reduce prices, increase rebates or otherwise materially adversely change the terms of sale or delivery of services (including the methodology under which the Sellers or the Other Companies are paid for such services or the rates payable for such services) to such customer; or (c) intends not to renew its contracts with Sellers or any Other Company upon expiration. To Sellers’

knowledge, (i) no significant customer has asserted a claim that it is entitled to a rebate or reimbursement, arising from any “cost-savings” or similar provision in any contract and (ii) there is no basis for any such claim.

3.22 Inventory. To Sellers’ knowledge, the inventories of the Business are of good and merchantable quality and meet the current standards and specifications of the Business.

3.23 Brokers. Neither Sellers nor any of their Affiliates have incurred any liability to any broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby for which Buyer will be liable.

3.24 Employees. As of the Execution Date, to the knowledge of Sellers, no Employee of Sellers or any of the Other Companies, the departure of whom would have material negative consequences to Sellers or the Business, as determined by Sellers in good faith, has, either orally or in writing, submitted his or her resignation to a President or a board of directors of Sellers, or has notified either of them in writing that he or she intends to terminate his or her employment with Sellers or any of the Other Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the Execution Date and the Closing Date:

4.1 Organization, Standing and Power. Buyer is organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted and to effect the transactions contemplated hereunder.

4.2 Authority. Subject to the approval of the Bankruptcy Court (to the extent applicable), Buyer has the requisite power and authority to execute and to deliver this Agreement and the Ancillary Documents to which it is or will be a party and to perform its obligations hereunder and under any such Ancillary Documents. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been (or will be at the time of execution thereof) duly authorized by all necessary corporate action on the part of Buyer, and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Subject to the approval of the Bankruptcy Court, as applicable, this Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject (a) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies and (b) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Ancillary Documents, when executed and delivered by Buyer, shall constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Consents and Approvals; No Violation. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of the Other Companies under, any provision of (a) the charter, organizational document or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer, or (c) any Law applicable to Buyer or any of its respective properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights or Liens that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. Except for the Governmental Approvals, no filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated by this Agreement.

4.4 Actions and Proceedings. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its properties, assets or business relating to the transactions contemplated by this Agreement or which could have the effect of delaying or prohibiting the consummation of the transactions contemplated by this Agreement.

4.5 Brokers. No broker, investment banker or other person engaged by Buyer is entitled to any broker’s, finder’s or other similar fee or commission payable by Sellers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.6 As Is Sale. Buyer acknowledges that as of the date hereof, Buyer has become familiar with the assets, liabilities and operations of the Sellers. Buyer understands that, except as specifically set forth in this Agreement, none of the Sellers is or will be making any representation or warranty, express or implied, and that the Assets, the Assumed Liabilities and the businesses being transferred to Buyer are to be conveyed hereunder “AS IS, WHERE IS” on the Closing Date, and in their then present condition. In entering into this Agreement, Buyer is relying upon Buyer’s own due diligence investigation and examination of the Assets and the Assumed Liabilities, which investigation and examination have been completed to Buyer’s satisfaction as of the date hereof. In any event, except as otherwise expressly set forth in this Agreement, the Sellers are not making any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible Assets being transferred, or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, Buyer understands the Sellers are not warranting or guaranteeing the collectibility of Sellers’ accounts receivable.

4.7 Financial Condition. Buyer has sufficient cash and/or committed credit facilities to pay the Purchase Price and to make all necessary payments of fees and expenses in connection with the transactions contemplated under this Agreement. In addition, Buyer (i) is financially solvent, (ii) has the financial capability to consummate and perform the transactions contemplated by this Agreement, and (iii) has the financial capability to duly and timely perform and discharge all Assumed Liabilities.

ARTICLE V

COVENANTS

5.1 Access. Prior to the Closing, upon reasonable notice from Buyer, and subject to the provisions of any applicable lease or sublease, Sellers shall afford to the officers, attorneys, accountants or other authorized representatives of Buyer and its financing sources reasonable access during normal business hours to the business, employees, Real Estate, facilities and Books and Records of Sellers and the Other Companies relating to the Business, so as to afford Buyer and its financing sources full opportunity to make such review, examination and investigation of the Business as Buyer determines is reasonably necessary in connection with the consummation of the transactions contemplated hereby and the financing thereof; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Sellers or any of the Other Companies, and Buyer shall be permitted to make extracts from or to make copies of such Books and Records as may be reasonably necessary in connection therewith. Prior to the Closing, Sellers shall promptly furnish Buyer with access to such maintenance records, operating data and other information relating to the Business as Buyer may reasonably request. Sellers shall promptly deliver to Buyer such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by Sellers, or by any Person in the Bankruptcy Cases. Sellers shall promptly provide to Buyer all documents and materials relating to the Assumed Contracts or any portion thereof, and otherwise cooperate with Buyer, to the extent reasonably necessary in connection with Buyer’s preparation for or participation in any part of the Bankruptcy Cases in which Buyer’s participation is necessary, required or reasonably appropriate. Sellers shall promptly deliver to Buyer all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Buyer may reasonably request. Sellers shall also execute and deliver any consents or waivers necessary to provide Buyer access to the work papers of Sellers’ independent accountants. In addition, Sellers shall obtain Buyer’s prior consent before issuing any press release or public statement outside the Bankruptcy Court concerning, in whole or in part, the transactions contemplated by this Agreement. Without limiting the generality of this Section 5.1, if requested by Buyer, Sellers, upon reasonable notice, shall provide access during normal business hours to the Real Estate prior to the Closing Date to Buyer and its financing sources and their representatives and agents for purposes of conducting Environmental Assessments. To the extent that any applicable lease or sublease restricts the ability of Sellers (or does not permit Sellers) to grant access to any Real Estate, Sellers shall use all reasonable best efforts to provide for such access as Buyer may reasonably request hereunder, including for the purpose of performing an Environmental Assessment.

5.2 Conduct of the Business. Except as expressly contemplated by this Agreement or as otherwise consented to by Buyer in writing, during the period from the date of this Agreement and continuing until the Closing, Sellers shall (and shall cause the Other Companies to):

(a) (i) conduct the Business in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep the Assets intact (reasonable wear and tear excepted), (iii) maintain the Assets in good working condition (reasonable wear and tear excepted) and (iv) insure the Assets in such amounts and coverages comparable to that in effect on the Execution Date;

(b) not take or omit to take any action as a result of which any representation or warranty of Sellers made in Article III would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action, and promptly notify Buyer in writing of any event, development or circumstance which could reasonably be expected to result in any of such representations and warranties no longer being true, complete and accurate;

(c) not (i) sell or dispose of any Asset, (ii) voluntarily grant any Lien (except a Permitted Lien) on any Asset or allow any such voluntary Lien (except a Permitted Lien) to occur or to be created or (iii) waive, release, grant, transfer or permit to lapse any rights of material value, other than Excluded Assets or sales of assets and services in the ordinary course as presently conducted and consistent with past practice;

(d) except for borrowings under the DIP Loan, not incur any Indebtedness other than in the ordinary course of its business;

(e) not assign, modify, cancel, otherwise impair or permit to lapse any Assumed Contract or enter into any contract that would be, if entered into prior to the Execution Date, a Material Contract;

(f) perform in all material respects their post-petition obligations under any Assumed Contract to the extent arising after the commencement date of the Bankruptcy Cases;

(g) comply in all material respects with all applicable Laws that relate to or affect the Assets or the Business or such Person’s ownership and/or use or operation thereof, including, but not limited to, the timely, complete and accurate filing of all reports and maintenance of all records required by any Governmental Authority to be filed or maintained;

(h) except with respect to the KERP, not adopt or amend any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee currently or formerly engaged in the Business, or increase in any manner the compensation or fringe benefits of any director, officer or employee currently or formerly engaged in the Business or pay any benefit not required by any existing plan or arrangement (including, without limitation, the removal of existing restrictions in any benefit plans or agreements);

(i) except as specifically required by Section 5.6, not enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing Employees of Sellers or any of the Other Companies and shall provide Buyer with notification and description of all material communications and proposals of Sellers or any of the Other Companies or any union or representative of any union;

(j) continue to use and operate all Assets and all aspects of the Business in a manner consistent with prior practice and in accordance with all applicable Laws, and not enter into any contract or otherwise act, or suffer or permit any other Person to act, to restrict, interfere with or prevent the use or operation of the Assets or the Business;

(k) except in the ordinary course of business, not amend or renew, or waive or release any rights of material value under, any Assumed Contracts;

(l) notify Buyer in writing of any incidents or accidents occurring on or after the Execution Date involving any property owned or operated by Sellers or any of the Other Companies that resulted or could reasonably be expected to result in damages or losses to any portion of the Business in excess of $100,000;

(m) notify Buyer in writing of the existence of any employee resignations or terminations and any adverse business conditions arising on or after the Execution Date threatening the continued, normal business operations of Sellers or any of the Other Companies, or of any agreement, consent or order of any Governmental Authority involving Sellers or any of the Other Companies;

(n) notify Buyer of any material litigation, arbitration or administrative proceeding pending or, to the knowledge of Sellers, threatened against Sellers or any of the Other Companies;

(o) notify Buyer in writing of any material change in any of the information contained in the representations and warranties made by Sellers in Article III hereof or any exhibits or schedules referred to herein or attached hereto, and shall promptly furnish any information that Buyer may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made by Sellers in Article III or any exhibits or schedules referred to herein or attached hereto;

(p) not repurchase, redeem or otherwise acquire any equity securities of Cooperheat or any of the Other Companies;

(q) not pay dividends or distributions on any equity securities of Cooperheat or any of the Other Companies;

(r) not pay any unsecured Claims incurred on or before the Petition Date;

(s) maintain in full force and effect, to the extent available at commercially reasonable rates, sufficient insurance coverage with respect to the Assets; and

(t) not, unless otherwise required by applicable Law or generally accepted accounting principles, make any change in any method of accounting for financial reporting or tax purposes.

5.3 No Inconsistent Action. Sellers shall not take any action that is materially inconsistent with Sellers’ respective obligations under this Agreement.

5.4 Filings. As promptly as practicable after the execution of this Agreement, each party shall use its reasonable best efforts to obtain, and to cooperate with the other parties in obtaining, all Governmental Approvals that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any filings required or advisable under the HSR Act and any similar foreign law, and shall furnish to the other all such information in its possession as may be necessary for the completion of the notifications to be filed by the other; provided that, in complying with this Section 5.4, neither Buyer nor any of its Affiliates shall be required to (i) divest any assets or discontinue or modify any of its operations or (ii) accept or become subject to any condition or requirement adverse to the interests of Buyer in its reasonable discretion. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the prior written consent of the other party. Buyer and Sellers shall pay their own expenses and filing fees associated with such filings.

5.5 All Reasonable Efforts. Without limiting the ability of either party to use discretion in exercising its rights pursuant to this Agreement, prior to the Closing, each of the parties shall use reasonable efforts to (i) satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby and (ii) take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

5.6 Further Assurances. From time to time from and after the date of this Agreement, including, without limitation, following the Closing, Buyer and Sellers shall each execute, acknowledge and deliver such additional documents or instruments and take such other action as Buyer or Sellers, as the case may be, may reasonably request to more effectively accomplish the transactions contemplated by this Agreement.

5.7 Publicity. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or in connection with the Bankruptcy Cases or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that to the extent reasonably possible, each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable law or in connection with the Bankruptcy Cases or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

5.8 Break-up Fee; Overbid Procedures.

(a) On May 24, 2004, the Bankruptcy Court entered the Agreed Order on Expedited Motions for Order Approving Bidding Procedures (the “Scheduling Order”), which Scheduling Order governs the solicitation of bids for the Assets and contains certain bid procedures (the “Overbid Procedures”). Buyer has received a copy of the Scheduling Order and agrees to be bound by the Overbid Procedures contained therein.

(b) In accordance with the Scheduling Order, Buyer shall (subject to the terms and conditions of this Agreement) be entitled to a fee of $500,000 (the “Break Up Fee”) and an amount equal to all of Buyer’s reasonable fees and expenses (including, but not limited to, investment adviser fees and expenses, investment banking fees and expenses, attorneys’ fees and expenses, consulting fees and expenses, accounting fees and expenses and all of Buyer’s out-of-pocket expenses) actually incurred in the evaluation of a bid for the Business, the negotiations and execution of this Agreement and the Ancillary Agreements, and efforts related to consummation of the transaction contemplated hereby, which expense amount shall be subject to review by Sellers and the Committees of Cooperheat and IISI and shall not exceed $400,000 in the aggregate (“Expense Reimbursement”), which Break Up Fee and Expense Reimbursement shall be payable to Buyer pursuant to the provisions of Section 8.3. Any dispute regarding the reasonableness of the Expense Reimbursement shall be resolved by the Bankruptcy Court.

5.9 Alternative Bids. In accordance with the Scheduling Order, Sellers may initiate contact with, solicit inquiries from, and respond to alternative bids submitted by third parties that meet the requirements contained in the Overbid Procedures (an “Alternative Bid”) in respect to the acquisition of the Business and Assets (any such transaction, an “Alternative Transaction”), and may provide information in connection with, negotiate and enter into an Alternative Transaction, in each case in a manner consistent with the Scheduling Order, relating to the Business and Assets to qualified prospective buyers who have made inquiries.

5.10 Specific Enforcement of Covenants. Each of Cooperheat and IISI acknowledge that irreparable damage may occur in the event that any of their respective covenants and agreements set forth in this Article V or in any other part of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent or cure any breach of Sections 5.9 or 5.11 or any material breach of such other covenants and agreements of Cooperheat or IISI (to the extent not qualified by materiality) or any breach of such other covenants and agreements (to the extent qualified by materiality) and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which it may be entitled at law pursuant to this Agreement or otherwise, it being understood that the Bankruptcy Court has jurisdiction over such matters; provided, however, that in the event the Bankruptcy

Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

5.11 Confidentiality.

(a) Each party hereto acknowledges that the other party has legitimate and continuing proprietary interests in the protection of its confidential information and that the parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each party hereto agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated hereby) any trade secrets or other confidential or proprietary information (the “Confidential Information”) of another party hereto relating to Sellers, the Other Companies, Buyer and/or their respective businesses or the other parties including, but not limited to, information obtained by or revealed to such party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including, without limitation, any business plans, marketing plans, financial information, strategies, systems, programs, methods, and computer programs. Confidential Information shall include (i) all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents evaluating the transactions contemplated by this Agreement (collectively, “Evaluation Materials”) that have been or will be prepared by Buyer and its officers, directors, employees, representatives and/or agents (collectively, the “Buyer Representatives”) in connection with the transactions contemplated by this Agreement and (ii) any proposals, indications of interest or other materials (collectively, the “Bid Materials” and, together with the Evaluation Materials, the “Protected Materials”) submitted by the Buyer Representatives to Sellers and their respective officers, directors, employees, representatives and/or agents (collectively, the “Seller Representatives”) that relate to Buyer’s involvement in the transactions contemplated by this Agreement. Confidential Information shall not include any information that (i) at the time of disclosure is generally available to the public other than as a result of a disclosure that would constitute a breach of this Agreement or (ii) is or becomes available on a non-confidential basis from a source other than the Seller Representatives or the Buyer Representatives that was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(b) The Confidential Information shall be kept strictly confidential by the parties and shall not be disclosed to any person except as in the opinion of outside counsel is required by applicable law, regulation or legal process, and only after compliance with the procedures contained in this Section 5.11, except that Buyer, on the one hand, and IISI, on the other hand, may disclose Confidential Information to the Buyer Representatives and Buyer’s potential financing sources, in the case of disclosures by Buyer, and to the IISI Representatives, in the case of disclosures by Sellers; provided, however, that, except as provided in Section 5.11(d), any Person to whom Confidential Information is so disclosed shall (A) have a need to know such information for purposes of consummating the transactions contemplated by this Agreement and (B) first agree to be bound by the provision of this Section 5.11. If any party becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the party subject to such legal process shall provide the other parties with prompt prior written notice of such requirement so that the other parties may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the party subject to the legal process agrees to disclose only that portion of the Confidential Information that they are advised by outside counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Confidential Information.

(c) Cooperheat and IISI shall be responsible for any breach of this Section 5.11 by their respective Seller Representatives, and Buyer shall be responsible for any breach of this Section 5.11 by its Buyer Representatives.

(d) It is acknowledged and agreed by the parties that (i) this Agreement and any Ancillary Documents may be filed by Sellers with the Bankruptcy Court and none of the restrictions contained in this Section 5.11 will be applicable to any documents so filed, (ii) such of the Protected Materials as counsel for Sellers determines are required or advisable to be presented to the Bankruptcy Court at any hearing before the Bankruptcy Court may, with the prior consent of Buyer, which shall not be unreasonably withheld, be disclosed at such hearing without violating this Section 5.11 and (iii) after the filing of this Agreement with the Bankruptcy Court, except as would constitute a violation of Section 5.9, Sellers may discuss the terms of the Agreement and the negotiation process with Buyer that produced it with the Bankruptcy Court, Sellers’ senior secured lenders, the Committee, or any other creditors of Sellers and their respective advisors, without violating this Section 5.11.

(e) Except as required by law, the schedules annexed hereto shall not be disclosed to the public without the prior consent of each of the parties hereto.

(f) If this Agreement is terminated pursuant to Article VIII, the parties will promptly return to the other parties (and to Buyer, as applicable) or destroy all Confidential Information obtained from the other parties (or the Buyer Representatives, as applicable) and all copies, extracts or other reproductions thereof in whole or in part. Notwithstanding the return or destruction of the Confidential Information, the parties will continue to be bound by the provisions of this Section 5.11.

(g) Notwithstanding anything in this Agreement to the contrary, the parties hereto expressly agree that Sellers’ obligations under this Section 5.11 regarding Confidential Information shall mean and include only the Confidential Information of Buyer, and Buyer’s obligations under this Section 5.11 regarding Confidential Information shall mean and include only the Confidential Information of Sellers.

(h) Nothing in this Section 5.11 shall be deemed to prohibit disclosure of any Confidential Information required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the disclosing party shall give prompt written notice to the other party prior to such disclosure).

5.12 Transaction Taxes. Sellers shall use their commercially reasonable efforts to obtain an exemption, under Section 1146(c) of the Bankruptcy Code, from all state and local transfer, recording, stamp and other transfer or transaction Taxes that may be imposed by reason of the transactions contemplated by this Agreement (collectively “Transaction Taxes”). To the extent an exemption is not available under Section 1146(c) of the Bankruptcy Code, Buyer and Sellers shall cooperate in the preparation and timely delivery of any certificate or instrument that would entitle either party to claim an exemption from a Transaction Tax. To the extent a Transaction Tax is still payable after giving effect to Section 1146(c) of the Bankruptcy Code and any available exemption, Buyer shall pay the Transaction Taxes, if any.

5.13 Payments. Sellers shall not make any payment of principal or interest or otherwise on account of any Indebtedness or Accounts Payable incurred by Sellers prior to the Petition Date other than (i) in accordance with the orders previously entered by the Bankruptcy Court, (ii) in accordance with any interim and final orders of the Bankruptcy Court authorizing use of cash collateral and approving debtor in possession financing, (iii) amounts necessary to cure defaults under an executory contract or unexpired lease assumed pursuant to order of the Bankruptcy Court, which amounts shall not be paid without the prior written consent of Buyer, or (iv) as otherwise approved by the Bankruptcy Court on prior written notice to Buyer, but (for purposes of this clause (iv) only) not exceeding $50,000 in the aggregate.

5.14 Notification of Significant Customers. Sellers shall promptly notify Buyer in the event that Sellers or any Other Company (a) has received written or oral notice that any significant customer under any Assumed Contract (i) intends, during the remaining term of the Assumed Contract with such customer, to materially reduce its aggregate dollar volume of purchases from Sellers or the Other Companies in any year from the 2003 aggregate level; (ii) will require or seek to require Sellers or any Other Company to reduce prices, increase rebates or otherwise materially adversely change the terms of sale or delivery of services (including the methodology under which Sellers or the Other Companies are paid for such services or the rates payable for such services) to such customer during the remaining term of such customer’s Assumed Contract; or (iii) intends not to renew its Assumed Contracts with Sellers or any Other Company upon expiration; or (b) any significant customer has asserted a claim that it is entitled to a rebate or reimbursement, arising from any “cost-savings” or similar provision in any Assumed Contract.

5.15 Notice of Nonsatisfaction of Closing Condition. On the date that is no later than three (3) Business Days prior to the hearing before the Bankruptcy Court in which Sellers are seeking entry of the Orders, each of Buyer and Sellers will deliver to the other written notice of any fact, circumstance or condition of which they have actual knowledge which would cause, or which a reasonable Person would expect to have a substantial likelihood to cause, any of the conditions to Closing set forth in Sections 7.1 or 7.2 of this Agreement not to be satisfied at Closing; provided, however, that inclusion or omission of any such fact, circumstance or condition in or from any such written notification shall not be deemed a waiver of any rights under this Agreement, and shall not alter or otherwise affect the representations, warranties, covenants, conditions or agreements contained in this Agreement.

5.16 Permits. With respect to any Permit for which any required consent or approval is not obtained prior to Closing, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. With respect to any Permit not so transferred, after the Closing Sellers shall use their good faith efforts to provide Buyer with the same benefits arising under such Permit, provided, however, that Buyer shall be responsible for the payment of all fees required to maintain the existence of such Permits, and Buyer, as agent for Sellers, shall be entitled to take any and all actions to maintain such Permits in full force and effect. To facilitate the transfer or replacement of such Permits, Sellers shall not be dissolved pursuant to the Bankruptcy Cases until the earlier of (1) the date on which Buyer has obtained the transfer or replacement of all Permits required to conduct the Business, or (2) on the 1st anniversary of the Closing Date.

5.17 Cooperation. Buyer shall reasonably cooperate with the Sellers in furnishing to the Bankruptcy Court evidence of adequate assurance by Buyer of its future performance under the Assumed Contracts, and to otherwise perform and discharge the Assumed Liabilities, and evidence that Buyer has the financial wherewithal to timely close the transactions contemplated by this Agreement. In addition, Buyer shall reasonably cooperate with the Sellers in the Sellers’ efforts to obtain the approval of the Orders and, if applicable, Buyer shall cause any of Buyer’s principals or affiliates who comprise (or who at any time within the last year comprised) senior management of one or more Sellers, to reasonably cooperate in enabling any and all overbidders to receive information regarding the Sellers’ businesses.

5.18 Access to Records. From and after the Closing Date, the Sellers on the one hand and Buyer on the other hand shall afford each other and their respective counsel, accountants and other representatives such access to records in respect of the Sellers’ businesses which, after the Closing, are in the custody or control of the other party and which such party reasonably requires in order to comply with its obligations under Law, including, but not limited to, audits by Tax authorities, or which Buyer reasonably requires to comply with its material obligations under the Assumed Liabilities or the Assumed Contracts. Buyer will retain all records that Buyer may have, if any, relating and material to the operation of the Sellers’ businesses and the Assets prior to the Closing for a period of 1 year after the Closing Date.

5.19 Replacement Letters of Credit. Buyer shall arrange for the replacement, effective on the Closing Date, of the Letters of Credit with letters of credit in like amount (the “Replacement Letters of Credit”), in form and substance satisfactory to the beneficiaries of such Letters of Credit under the terms of Cooperheat’s obligations to furnish such Letters of Credit and shall provide Cooperheat with copies of the Replacement Letters of Credit, to the extent that such Letters of Credit have not been drawn by the beneficiaries as of the Closing Date.

5.20 Casualty or Loss. If prior to closing there is any loss, damage or destruction to any Assets or any other event that would permit Sellers or any of the Other Companies to make a claim for recovery under any insurance policies of Sellers or the Other Companies, then (a) such claim shall constitute an Asset, (b) Sellers shall cooperate with Buyers to assert and recover such claim and shall not liquidate until such claim is resolved to Buyer’s satisfaction, and (c) if there is any recovery from such a claim, all cash or other property recovered by Seller or the Other Companies shall become part of the Assets shall be held in a segregated account and shall not be used by Sellers or the Other Companies for any purpose (including, but not limited to, paying the DIP Loan or any other Indebtedness).

5.21 Cooperheat’s Name Change. On or prior to the Closing Date, Cooperheat shall change its name to a name that is not (and that is not confusingly similar to) “Cooperheat-MQS,”

it being the intent of the Parties that from and after the Closing, Buyer shall have the sole right as against Cooperheat and all other Persons to conduct business under such name as of the Closing and thereafter.

5.22 Notification of Employee Departures. Sellers shall promptly notify Buyer in the event that any Employee of Sellers or any of the Other Companies who is a participant in the KERP has, either orally or in writing, submitted his or her resignation to a President of Sellers or to the Senior Vice President, Human Resources and Corporate Operations of Sellers, or has notified either of them in writing that he or she intends to terminate his or her employment with Sellers or any of the Other Companies.

5.23 Financial Information. Both prior to and after the Closing, Sellers shall provide Buyer with access during normal business hours to Seller’s financial records for the calendar years 2002 and 2003 that were previously made available to Sellers’ auditors for purposes of preparing Sellers’ annual audited and quarterly reviewed financial statements for those years and to Sellers’ corresponding financial records for any portion of 2004 prior to the Closing Date, including in each case such information as may be required for the preparation and filing of a Current Report on Form 8-K by Guarantor with respect to the transactions contemplated by this Agreement. Sellers shall cause Sellers’ and Sellers’ Affiliates’ personnel to cooperate with Buyer in providing such access and to reasonably assist Buyer in locating and interpreting such records. The cost incurred by Sellers in providing such financial data to Buyer and assisting Buyer shall be borne by Buyer.

5.24 Delivery of Schedules. The parties acknowledge that no Schedules to this Agreement were delivered on the Execution Date. Sellers shall have until 1:00 p.m. Houston, Texas time on July 26, 2004, to deliver to Buyer Schedules 1.2, 1.5, and the Schedules referenced in Article 3. Buyer shall deliver to Sellers Schedule 1.1 at such time as required pursuant to Section 2.6 above.

5.25 Title Policies. Seller shall, at Buyers’ expense, use commercially reasonable efforts to obtain, on or prior to the Closing Date, Title Policies (and all search and other related title fees and charges), for and with respect to the Real Estate in amounts reflecting the then market value of the Real Estate (as reasonably agreed upon by Sellers and Buyer) from Stewart Title Company (the “Title Company”).

5.26 Software Licenses. Sellers shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, any necessary consents to the transfer to Buyer of the Great Plains Software Licenses reflected on Schedule 3.17.

5.27 Rule 6004(g). The parties waive any right to stay the Orders under Bankruptcy Rule 6004(g) and agree to request the Bankruptcy Court to order that the stay of Bankruptcy Rule 6004(g) shall not apply to the Orders.

5.28 Insurance. Sellers shall use commercially reasonable efforts to transfer Sellers’ current insurance policies to Buyer effective as of the Closing.

ARTICLE VI

EMPLOYEE MATTERS

6.1 Personnel; Transferred Employees. Prior to the Closing, Buyer shall offer employment on an “at will” basis (subject to hiring criteria determined by Buyer in its sole discretion) commencing after the Closing, to all the Employees other than those Employees with respect to whom Buyer has notified the Sellers within three (3) Business Days prior to Closing of Buyer’s intent to not offer employment. Sellers shall reasonably assist Buyer in effecting an orderly change of employment of such Employees who accept offers of employment by Buyer pursuant to this Section 6.1 (collectively, the “Transferred Employees”). The compensation and benefits provided by Buyer to the Transferred Employees shall be (as determined by Buyer in its sole discretion) substantially equivalent to, or better than, (a) the compensation and benefits provided to the Transferred Employees by Sellers and the Other Companies prior to Closing or (b) the compensation and benefits provided by Buyer to its current employees.

6.2 COBRA and Health Claim Data. Sellers shall provide, or cause the Other Companies to provide, all notices and fulfill all of their respective obligations, if any, under Section 4980B(f) of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) with respect to the Transferred Employees and all current and former Employees. Notwithstanding anything to the contrary, on and after the later of (i) any date on which Sellers and each Commonly Controlled Entity cease to provide such notices and fulfill such obligations with respect to any Employee or (ii) the Closing Date, with respect to qualifying events (as defined by COBRA) occurring on or before the Closing Date, Buyer shall have sole responsibility for satisfying the continuation coverage requirements for group health plans under COBRA for all “M&A qualified beneficiaries” (as defined in Q&A-4 of Treasury Regulation Section 54.4980B-9) related to the Business.

6.3 WARN. Buyer shall have sole responsibility for any obligations or liabilities of Sellers or any of the Other Companies under the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar applicable law under any other applicable jurisdiction, with respect to Sellers’ or the Other Companies Employees, and shall indemnify, defend and hold harmless Sellers with respect to any such obligations and liabilities. Buyer agrees to hire and maintain the employment, for a period of at least 181 days following Closing, of an adequate number of Employees at an adequate job and rate of pay (including commission structure) to prevent triggering any notice obligation under WARN.

6.4 Retiree Medical and Life Insurance. Buyer shall not assume any obligation of Sellers relating to any retiree medical or life insurance to the Transferred Employees or to any Employees who have retired before the Closing Date.

6.5 Savings Plan. Buyer shall assume no liability or responsibility for the Savings Plan. In accordance with its normal procedures, Buyer shall allow Transferred Employees to roll over into Buyer’s 401(k) plan any eligible distributions from the Savings Plan.

6.6 Welfare Benefits. In addition to any requirements under COBRA, Buyer will be responsible for all claims for health, accident, sickness, and disability benefits that are incurred prior to or after the Closing Date by Transferred Employees or their eligible dependents. Except as may be required under COBRA, Buyer shall have no obligation or responsibility for any claims for health, accident, sickness, and disability benefits that are incurred prior to or after the Closing Date by Employees who are not Transferred Employees or their eligible dependents. As of the Closing, any Employee who is receiving benefits under Sellers’ short-term or long-term disability program shall be deemed to be an Employee of Sellers until such time as such Employee is no longer eligible for Sellers’ short-term or long-term disability program. If at such time such Employee will be returning to work, such Employee may become employed by Buyer in accordance with the terms of Section 6.1 hereof. If at such time such Employee will be eligible for long-term disability benefits or disability retirement, such Employee shall receive such benefits under Sellers’ long-term disability program or pension plan.

6.7 Vacations. As of the Closing Date, vacation for the Transferred Employees shall be governed by Buyer’s vacation policies. However, Buyer shall honor any of the Transferred Employees’ original dates of hire with Sellers and provide credit, under Buyer’s applicable vacation policies, for the Transferred Employees’ years of service with Sellers.

6.8 Employee Plans – Sellers’ Liability. With respect to any Transferred Employees, any other former or current Employees of Sellers or any of the Other Companies or their respective beneficiaries, and except as provided in this Article VI, Buyer shall not be responsible for or assume (a) any liabilities incurred by Sellers as a result, directly or indirectly, of any breach by Sellers, any fiduciary or administrator, or other Person of their obligations or duties under or with respect to any Employee Plans of Sellers; and (b) any severance obligations of Sellers with respect to the termination, discharge or constructive termination or discharge by Sellers of the Transferred Employees’ or such other Employees’ employment with Sellers. Buyer shall not be responsible for and shall not assume any claim, benefit, liability or obligation under or with respect to any of the Employee Plans of Sellers, except as provided in Sections 6.5 and 6.6. Sellers and their insurers shall be exclusively liable for any and all such claims, benefits, liabilities and obligations described in this Section 6.8. Before and after the Closing Date, Sellers shall be exclusively responsible for the payment, sponsorship, funding, operation, investment, administration, or benefits with respect to all Employee Plans of Sellers, and Buyer shall not assume or be responsible or liable, before or after the Closing, for any payment, funding, operation, investment, administration, or benefits with respect to any Employee Plan of Sellers.

6.9 Wage Reporting. Buyer and Sellers shall, before the Closing Date, agree upon the method of the reporting of wages and the method used shall be one of the procedures permitted by the Internal Revenue Service.

6.10 Unemployment Compensation. Upon request in writing by Buyer, Sellers and Buyer shall jointly file an agreement or other document or instrument, in form and substance satisfactory to the parties, with the appropriate state authorities for the purpose of transferring to Buyer Sellers’ unemployment compensation experience rating for the Transferred Employees as of the Closing Date.

6.11 Employee Rights. All provisions contained in this Agreement with respect to Employee Plans or compensation of Transferred Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (a) shall confer upon any former, current or future employee of Sellers or Buyer or any legal representative, dependent or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment, of any nature, for any specified period, (b) shall cause the employment status of any former, present or future employee of Buyer to be other than terminable at will or (c) shall confer any third party beneficiary rights upon any Transferred Employee or any dependent or beneficiary thereof or any heirs or assigns thereof.

6.12 Prior Service Recognized. With respect to a Transferred Employee’s participation in any medical plan, vacation policy, or plan intended to be qualified under Section 401(a) of the Code on or after the Closing Date, Buyer agrees that for purposes of eligibility and vesting (but not for benefit accruals), credit will be given to the Transferred Employees for service previously credited under similar employee benefit plans, policies or arrangements of Sellers.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement, unless waived by the other parties hereto, shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) No order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood of resulting in any such order, writ, injunction or decree.

(b) The Bankruptcy Court shall enter the Orders reasonably acceptable to Buyer approving the transactions contemplated hereby and the terms and conditions of this Agreement, finding that (i) notice of the hearing concerning approval of the transactions contemplated hereunder was given to all holders of Claims, Liens and Interests in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and constitutes such notice as is appropriate under the particular circumstances under the Bankruptcy Code and in accordance with any other applicable Law, and (ii) the Sellers have the legal right and capacity to convey all the respective right, title and interest of the Sellers in and to the Assets and that Buyer is a good faith Buyer entitled to the protections afforded by Bankruptcy Code Section 363(m) providing for the sale of the Assets free and clear of all Liens, Claims and Interests, other than the Assumed Liabilities and any other liabilities assumed by Buyer under this Agreement, with such Liens, Claims and Interests to attach to the consideration to be received by the Sellers in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, or satisfied in full at Closing. In addition, Sellers shall use their best efforts to give notices by publication at the expense of Buyer in such newspapers of general circulation, and in such form as specified by Buyer to the Sellers in writing by no later than 5:00 p.m. Houston, Texas time on July 20, 2004, of the hearing before the Bankruptcy Court concerning approval of the transactions contemplated by this Agreement.

(c) The Bankruptcy Court shall have entered the Orders and any other orders required to be entered by the Bankruptcy Court with respect to this Agreement and the transactions contemplated hereby. All such orders (other than the Cooperheat Confirmation Order and IISI Confirmation Order) shall have been in form and substance reasonably satisfactory to the parties thereto.

(d) The waiting period under the HSR Act shall have expired or terminated, and any other applicable competition, merger, control, antitrust Law or similar Law shall have expired, been waived or terminated, and any other Governmental Authorities whose consent is required for consummation of the transactions contemplated hereby shall have issued all consents required for the transactions contemplated hereby, and no condition or requirement adverse to the interests of Buyer in its reasonable discretion shall be imposed on or required of Buyer or any of its Affiliates as a result of or as a condition to any of the foregoing.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, which may be waived in writing at the option of Buyer in its sole discretion:

(a) Sellers shall have executed and delivered the documents required to be executed and delivered by them it pursuant to Section 2.5(b) hereof;

(b) all of the terms, covenants and conditions to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects;

(c) no event, development or circumstance shall have occurred which has had or is reasonably likely to have a Material Adverse Effect; provided, however, that this Section 7.2(c) shall only constitute a condition to Buyer’s obligations if the Closing has not occurred on or prior to August 15, 2004;

(d) Sellers shall have delivered to Buyer the schedules required to be delivered by Sellers under Section 5.24 no later than 1:00 p.m. Houston, Texas time on July 26, 2004;

(e) all representations and warranties of Sellers in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warrants not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date; provided, however, that this Section 7.2(e) shall only constitute a condition to Buyer’s obligations if the Closing has not occurred on or prior to August 15, 2004;

(f) each of Sellers have delivered to Buyer an affidavit to the effect that it is not a “foreign person” within the meanings of Sections 1445 or 7701 of the Code, executed under penalties of perjury and satisfying the requirements of the Treasury Regulations promulgated pursuant to such Code sections.

7.3 Conditions to Obligations of Sellers. The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Sellers in their sole discretion:

(a) all representations and warranties of Buyer in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made and on and as of the Closing Date as if made on and as of the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date;

(b) Buyer shall have executed and delivered the documents required to be executed and delivered by it pursuant to Section 2.5(a) hereof;

(c) all of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects; and

(d) Buyer shall have furnished Cooperheat with copies of the Replacement Letters of Credit and shall have fulfilled its obligations under Section 5.19 with respect to the Letters of Credit.

(e) The boards of directors of Sellers shall have approved the terms of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual consent of each of Sellers and Buyer;

(b) by Sellers or Buyer (provided that such party is not then in material breach of any provision of this Agreement), if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(c) by Buyer (provided that Buyer is not then in material breach of any provision of this Agreement):

(i) if the Orders have not been entered by the Bankruptcy Court on or before August 17, 2004, or if either of the Orders thereafter (A) is stayed by order of the Bankruptcy Court (and such stay is not terminated by August 31, 2004) or (B) ceases to be effective;

(ii) upon the conversion of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, the dismissal of the Bankruptcy Cases, or any similar commencement of liquidation proceedings relating to Sellers, other than as contemplated herein or upon the commencement of any similar actions or proceedings in or by any foreign court with respect to the Other Companies;

(iii) if the Closing does not occur on or before September 10, 2004, unless the failure to consummate the Closing is due to the failure of Buyer to perform any of its obligations under this Agreement to the extent required to be performed by Buyer prior to or on the Closing Date;

(iv) if IISI or Cooperheat executes an Alternative Agreement;

(v) upon the entry of an order of the Bankruptcy Court for the appointment of a trustee or examiner with managerial powers, other than at the request of Buyer or any of its Affiliates, under Bankruptcy Code Section 1104 and such trustee or examiner takes any action to interfere with or impair the plan process or the transactions contemplated by this Agreement or upon the commencement of any similar actions or proceedings in or by any foreign court with respect to the Other Companies;

(vi) if any event, circumstance, condition, fact, effect or other matter has occurred or exists which would, or would be reasonably likely to, give rise to the failure of any of the conditions to the obligations of Buyer set forth in Article VII and cannot be cured within five (5) Business Days after the giving of notice to Sellers;

(vii) if a material default or material breach shall be made by Sellers with respect to the due and timely performance of any of their respective covenants or agreements contained herein, or if their respective representations and warranties contained in this Agreement shall have become inaccurate (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) and such inaccuracy has caused or would be reasonably likely to have a Material Adverse Effect, if such a default, breach or inaccuracy has not been cured or waived within five (5) Business Days after written notice to Sellers, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

(viii) if any event, development or circumstance shall have occurred which has had or is reasonably likely to have a Material Adverse Effect; provided,

however, that Buyer may only terminate the Agreement pursuant to this Section 8.1(c)(viii) if the Closing has not occurred on or prior to August 15, 2004; or

(d) by Sellers (provided that Sellers are not then in material breach of any provision of this Agreement):

(i) if all of the conditions in Section 7.2 have been satisfied, and Buyer fails to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(ii) if IISI or Cooperheat executes an Alternative Agreement;

(iii) if the Orders have not been entered by the Bankruptcy Court on or before August 17, 2004; or

(iv) if the Closing does not occur on or before September 10, 2004, unless the failure to consummate the Closing is due to the failure of Sellers to perform any of its obligations under this Agreement to the extent required to be performed by Buyer prior to or on the Closing Date.

8.2 Procedure and Effect of Termination. In the event of termination of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party to this Agreement, and this Agreement shall terminate (subject to the provisions of this Section 8.2 and Section 8.3) and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

(a) upon request therefore, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) no party hereto shall have any liability or further obligation under this Agreement, except that the provisions of Sections 5.11, 8.2, 8.3, 8.4 and 10.14 shall survive any termination and remain in full force and effect.

8.3 Buyer’s Exclusive Remedy. If this Agreement is terminated pursuant to Sections 8.1(a), (b), (c), (d)(ii), (d)(iii) or (d)(iv), the Earnest Money Deposit shall be returned to Buyer in accordance with the Escrow Agreement and without further order of the Bankruptcy Court. In addition to the remedy in the first sentence of this Section 8.3, Buyer shall be entitled to the following remedies without further order of the Bankruptcy Court:

(a) Subject to the provisions of Section 5.8(b), Sellers shall pay and Buyer shall be entitled to the Break Up Fee and Expense Reimbursement if and only if Buyer is not in default or breach of any of the terms of this Agreement and (i) Buyer terminates this Agreement pursuant to Section 8.1(c)(iv), or (ii) Sellers terminate this Agreement pursuant to Section 8.1(d)(ii). If owed pursuant to this Section 8.3(a), such Break Up Fee and Expense Reimbursement shall be payable by Sellers upon the earlier of (A) the consummation of the transactions contemplated by an Alternative Agreement, or (B) one hundred eighty (180) days after the effective date of the termination of this Agreement.

(b) Buyer’s remedies under this Section 8.3 shall be the sole and exclusive remedies of Buyer under this Agreement and shall constitute liquidated damages. The Break Up Fee and the Expense Reimbursement shall constitute administrative expenses of Cooperheat pursuant to Section 503(b) of the Bankruptcy Code.

8.4 Sellers’ Remedy. If Sellers terminate this Agreement pursuant to Sections 8.1(d)(i), Sellers shall be entitled to the Earnest Money Deposit, which shall be paid to Sellers in accordance with the Escrow Agreement and without further order of the Bankruptcy Court. Sellers’ remedies under this Section 8.4 are non-exclusive and shall not preclude Sellers from pursuing any other remedies available to them, whether in contract, tort or otherwise; provided, however, that Sellers’ recovery shall in no event exceed the amount of the Purchase Price.

ARTICLE IX

GUARANTY

9.1 Guaranty.

(a) Guarantor hereby, unconditionally and irrevocably, guarantees (this “Guaranty”) by way of an independent obligation to the Sellers (i) the due, prompt and faithful performance by the Buyer of all undertakings, obligations, required acts and performances of the Buyer to the Sellers under or arising out of this Agreement, and (ii) the due and punctual payment of all amounts due and payable by the Buyer to Sellers under or arising out of this Agreement after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (the “Guaranteed Obligations”).

(b) This is a guaranty of payment and performance and not of collection only. If for any reason whatsoever the Buyer shall fail or be unable to perform or comply with any of its Guaranteed Obligations, Guarantor will promptly upon receipt of notice thereof from the Sellers entitled to such performance or payment forthwith (i) pay or cause to be paid in lawful money of the United States the unpaid Guaranteed Obligations then due and payable to Sellers (at the place specified and in the amounts and to the extent required of the Buyer under this Agreement) and (ii) perform or comply with the Guaranteed Obligations for which performance or compliance is due or cause such Guaranteed Obligations to be performed or complied with (such performance or compliance as required of Buyer under this Agreement).

(c) Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Sellers may be rescinded by Sellers and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, if any, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Sellers, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part.

(d) Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Sellers upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Buyer and Guarantor, on the one hand, and Sellers, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor agrees that (i) any notice provided under this Agreement to the Buyer (including any demand for payment or notice of default or non payment) shall be deemed to constitute notice to Guarantor for purposes hereof and (ii) any knowledge of the Buyer shall be deemed knowledge of Guarantor for purposes hereof.

(e) Nothing in this Article 9 shall be deemed to constitute a waiver of, or prevent Guarantor from asserting, any valid defense that may be asserted by the Buyer. Guarantor waives any defense whatsoever to the performance of the Guaranteed Obligations that would not constitute a valid defense by the Buyer.

(f) Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to (x) the validity or enforceability of this Article 9, or (y) any other circumstance whatsoever (with or without notice to or knowledge of the Buyer or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Buyer for the Guaranteed Obligations, or of Guarantor under this Guaranty in bankruptcy or any similar proceedings. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, Sellers may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as they may have against the Buyer or any other Person or against any collateral security or guaranty for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Sellers to make any such demand, to pursue such other rights or remedies or to collect any payments from the Buyer or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Buyer or any other Person or any such collateral security, guaranty or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Sellers against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(g) This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Sellers upon any insolvency, bankruptcy, dissolution, liquidation or reorganization involving the Buyer or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Buyer or Sellers or any substantial part of their respective property, or otherwise, all as though such payments had not been made.

(h) This Guaranty shall terminate in all respects upon the payment in full by the Buyer of the Purchase Price.

(i) In the event that Guarantor becomes obligated to perform the Guaranty under this Section 9.1, Guarantor shall succeed to the interest of Buyer under this Agreement and all rights, remedies, and obligations under this Agreement shall inure to the benefit and burden of Guarantor.

9.2 Fees and Expenses. Guarantor shall pay reasonable out-of-pocket attorneys’ fees, reasonable out-of-pocket costs and other expenses of each of the Sellers expended or incurred in enforcing this Guaranty against Guarantor with respect to any claim against the Buyer in which Sellers are the prevailing parties, whether or not legal action is instituted, including, without limitation, all fees, costs and expenses incurred in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Buyer or Guarantor which in any way affect the exercises by Sellers of any of their rights and/or remedies hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any schedule, exhibit or instrument delivered pursuant to this Agreement by Sellers shall terminate upon Closing.

10.2 Notices. Any notice, communication, request, reply or advice hereunder (a “Notice”) must be in writing and shall be delivered by reputable overnight commercial courier service or hand delivery. Notice so given shall be effective when delivered on a Business Day before 5:00 p.m. Houston, Texas time. Refusal of delivery shall be deemed to be receipt. Notice given in any other manner shall be effective when received by the party to whom it is given. For purposes of Notice, the addresses of the parties shall be as follows:

If to Cooperheat or IISI:	Cooperheat-MQS, Inc.
Attn: President
5858 Westheimer, Suite 600
Houston, Texas 77057
Facsimile: 713-735-6206

And a copy to:	Geoffrey A. Long
Bracewell & Patterson, L.L.P.
South Tower, Pennzoil Place
711 Louisiana, Suite 2900
Houston, Texas 77002
Facsimile: (713) 221-2106

If to Buyer or	Team, Inc.
Guarantor:	Attn: Chairman and Chief Executive Officer
200 Hermann
Alvin, Texas 77512
Facsimile: (281) 388-5583

And copies to:	Chamberlain, Hrdlicka, White, Williams & Martin
1200 Smith Street
Suite 1400
Houston, Texas 77002
Facsimile: (713) 658-1818
Attn: Sidney B. Williams
Ralph K. Miller, Jr.

10.3 Section and Other Headings. Section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future of Buyer. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.5 Entire Agreement; Disclosure Schedules. This Agreement, which includes the schedules and exhibits hereto, supercedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitutes the entire agreement by and among the parties hereto.

10.6 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Buyer and Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

10.7 No Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

10.8 Enforcement. The laws of the State of Texas shall govern the interpretation, validity, performance and enforcement of this Agreement, without reference to any conflict of law or choice of law provisions therein. If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10.9 Invalid Provisions. If any provision of this Agreement (other than Section 7.2 or Article VIII of this Agreement or any part or provision thereof) is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers on the one hand and Buyer on the other hand will not otherwise be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

10.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee, receiver, receiver-manager, interim receiver or similar officer appointed for Sellers) and permitted assigns, but shall not be assignable or delegable (i) by Sellers without the prior written consent of Buyer or by court order, (ii) by Buyer without the prior written consent of Sellers or by court order; provided, however, that upon notice to Sellers, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer; provided, however, that at and after the Closing Date (a) subject to the prior written consent of Sellers, Buyer or its Affiliates or any of their assigns may assign, convey, transfer or otherwise dispose of all or any portion of their interest in, or their rights and obligations under, this Agreement and the Ancillary Agreements to any direct or indirect wholly owned subsidiary of their Affiliates or to any subsequent purchaser of Buyer, its Affiliates or any of their assets, provided that such assignment shall require an assumption of all of Buyer’s obligations hereunder by the assignee, and (b) upon prior written notice to Sellers indicating the rights and obligations being assigned and the assignee thereof, Buyer, its Affiliates (or any such subsidiary or subsequent purchaser) may assign, convey, transfer or otherwise dispose of all or any portion of their interest in, or their rights and obligations under, this Agreement and the Ancillary Agreements to any financial institution or other lender financing or refinancing the transactions contemplated hereby or otherwise extending credit to Buyer, or its Affiliates or any such subsequent purchaser or its affiliates; and provided further, that upon the foreclosure, sale in lieu of foreclosure, deed in lieu of foreclosure, or deed of the assets of Buyer, or any of its Affiliates or any such subsequent purchaser or its affiliates, or a substantial portion thereof, by or to any such financial institution or other lender, any of its affiliates, or any other person, the representations, warranties and covenants of Sellers contained herein and in the Ancillary Agreements shall inure to the benefit of and shall be enforceable by such financial institution or other lender, affiliate or other person, subject, however, to the performance of all of Buyer’s obligations pursuant to this Agreement.

10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

10.12 Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

10.13 Further Assurances. Both parties agree that either will execute such further documentation or take such further actions as the other party may reasonably request to effectuate the transfer of the Assets and implement this Agreement.

10.14 Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

10.15 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE RELATED IN ANY WAY TO BUYER’S SUBMISSION OF THE BID MATERIALS OR THIS AGREEMENT.

10.16 Exclusive Jurisdiction. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (b) any and all claims, actions, causes of action, suits and proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.2 hereof.

10.17 Computation of Days. In computing any time period prescribed or allowed in this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk’s office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COOPERHEAT- MQS, INC.

By:	/s/ JOSEPH E. MILLIRON
Joseph E. Milliron
President, Chief Executive Office

INTERNATIONAL INDUSTRIAL SERVICES, INC.

By:	/s/ JOSEPH E. MILLIRON
Joseph E. Milliron
President, Chief Executive Office

TEAM ACQUISTION CORP.

By:	/s/ PHILIP J. HAWK
Philip J. Hawk
Chairman and Chief Executive Officer

GUARANTOR:

TEAM, INC.

By:	/s/ PHILIP J. HAWK
Philip J. Hawk
Chairman and Chief Executive Officer

EXHIBIT A-1

BILL OF SALE

Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), for good and valuable consideration paid to it, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding that the following property may be conveyed by separate and specific transfer documents, by these presents does sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to                                         , a                                          corporation (“Buyer”), all of Cooperheat’s right, title and interest in and to the Assets (as defined in the Asset Purchase Agreement dated                             , 2004 by and between Cooperheat and Buyer), TO HAVE AND TO HOLD such Assets, as a going concern, unto Buyer and its successors and assigns to and for its or their use forever.

Cooperheat hereby constitutes and appoints Buyer, its successors and assigns, Cooperheat’s true and lawful attorney and attorneys, with full power of substitution, in Cooperheat’s name and stead, by, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Assets transferred hereunder and to give receipts and release for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Cooperheat’s name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, that Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, assigned, transferred, and delivered, or intended so to be, and to do all acts and the things in relation to the Assets transferred hereunder that Buyer, its successors or assigns, shall deem desirable, Cooperheat hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Cooperheat in any manner or for any reason whatsoever.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale, this              day of                                 , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

EXHIBIT A-2

ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted:

(A) Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), does hereby by these presents SELL, TRANSFER, and ASSIGN, unto                                                  , a                                               corporation (“Buyer”), and its successors or assigns, all of its right, title and interest in and to the Assumed Contracts (as defined in the Asset Purchase Agreement dated                             , 2004 by and between Cooperheat and Buyer); and

(B) Buyer hereby accepts assignment of the Assumed Contracts and assumes and agrees to perform all of the obligations of Cooperheat arising under the Assumed Contracts.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment and Assumption of Assumed Contracts, in counterparts if necessary, this              day of                                         , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

___________________________________________.

By:
Name:
Title:

EXHIBIT A-3

ASSIGNMENT AND ASSUMPTION OF PATENTS

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), does hereby:

(A) SELL, ASSIGN and TRANSFER to                                              , a                              corporation (“Buyer”), and its successors or assigns, the entire right, title and interest for the United States and all foreign countries, in and to any and all improvements that are disclosed in United States Letters Patent No(s). [                        ], issued [                        ], such Letters Patent and all divisional, continuing, substitute, renewal, reissue and all other applications for patent which have been or shall be filed in the United States and all foreign countries on any of such improvements; all original and reissued patents which have been or shall be issued in the United States and all foreign countries on such improvements; and specifically including the right to file foreign applications under the provisions of any convention or treaty and claim priority based on such application in the United States, and the right to bring suit for past infringements of such patents;

(B) AUTHORIZE AND REQUEST the issuing authority to issue any and all United States and foreign patents granted on such improvements to Buyer and its successors or assigns;

(C) WARRANT AND COVENANT that no assignment, grant, mortgage, license or other agreement affecting the rights and property herein conveyed has been or will be made to others by Cooperheat, and that the full right to convey the same as herein expressed is possessed by Cooperheat; and

(D) COVENANT that, when requested and at the expense of Buyer, to carry out in good faith the intent and purpose of this assignment, Cooperheat will execute all divisional, continuing, substitute, renewal, reissue, and all other patent applications on any and all such improvements; execute all rightful oaths, declarations, communicate to Buyer all facts known to the undersigned relating to such improvements and the history thereof; and generally do everything possible which Buyer shall consider desirable for securing, maintaining and enforcing proper patent protection for such improvements and for vesting title to such improvements in Buyer.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Assignment and Assumption of Patents this              day of                         , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

STATE OF	)
) SS
COUNTY OF	)

On this          day of                     , 2004 before me,                             , the undersigned Notary Public, personally appeared                             ,                             , [                    ], a [                    ], personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT A-4

ASSIGNMENT AND ASSUMPTION OF TRADEMARKS

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), being the owner of the trademarks and service marks listed on the attached Exhibit A (the “Trademarks”), hereby assigns, sells and conveys all of Cooperheat’s right, title and interest in and to the Trademarks and the applications and registrations therefor, together with the goodwill of the business in connection with which the Trademarks have been used to                                     , a                                      corporation (“Buyer”), to be held and enjoyed by Buyer, or its successors and assigns, for its own use and enjoyment to the full end of the term or terms for which such Trademarks may be granted, as fully and entirely as the same would have been held and enjoyed by Cooperheat had this Assignment and Assumption of Trademarks not been made.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Assignment and Assumption of Trademarks this          day of                     , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

STATE OF	)
) SS
COUNTY OF	)

On this          day of                     , 2004 before me,                             , the undersigned Notary Public, personally appeared                             ,                             , [                    ], a [                    ], personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

Exhibit A

Trademarks

EXHIBIT A-5

ASSIGNMENT AND ASSUMPTION OF COPYRIGHTS

In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), being the owner of the copyrights listed on the attached Exhibit A (the “Copyrights”), hereby assigns, sells and conveys all of Cooperheat’s right, title and interest in and to the Copyrights and the applications and registrations therefor to                                     , a                                      corporation (“Buyer”), to be held and enjoyed by Buyer, or its successors or assigns, for its own use and enjoyment to the full end of the term or terms for which such Copyrights may be granted, as fully and entirely as the same would have been held and enjoyed by Cooperheat had this Assignment and Assumption of Copyrights not been made.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Assignment and Assumption of Copyrights this          day of                     , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

STATE OF	)
) SS
COUNTY OF	)

On this          day of                     , 2004 before me,                             , the undersigned Notary Public, personally appeared                             ,                             , [                    ], a [                    ], personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

Exhibit A

Copyrights

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted:

(A) Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), does hereby by these presents SELL, TRANSFER, and ASSIGN, unto                             , a                              corporation (“Buyer”), all of its right, title and interest in and to the Assumed Liabilities (as defined in the Asset Purchase Agreement dated May         , 2004 by and between Cooperheat and Buyer); and

(B) Buyer hereby accepts assignment of the Assumed Liabilities and assumes and agrees to perform all of the obligations of Cooper arising under the Assumed Liabilities.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment and Assumption of Assumed Liabilities, in counterparts if necessary, this          day of                     , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

___________________________________________

By:
Name:
Title:

B-1

EXHIBIT C-1

STOCK POWER

FOR VALUE RECEIVED, Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), hereby sells, assigns and transfers to                             , a                              corporation (“Buyer”), [                    ] shares of common stock, [            ] par value per share, of [                    ], a [                    ] (the “Corporation”), registered in Cooperheat’s name on the books of the Corporation and constituting all of the outstanding capital stock of the Corporation, as represented by Certificate No. [            ] herewith, and does hereby irrevocably constitute and appoint                                               as its attorney-in-fact to take any and all actions Cooperheat could take if acting on its own behalf to effectuate a transfer of such stock to Buyer on the books of the Corporation with full power of substitution in the premises, and does hereby ratify and confirm all that such attorney-in-fact shall lawfully do by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Stock Power, to be effective as of the          day of                     , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

C-1

EXHIBIT C-2

STOCK POWER

FOR VALUE RECEIVED, International Industrial Services, Inc., a Delaware corporation (“IISI”), hereby sells, assigns and transfers to [                    ], a [                    ] corporation (“Buyer”), [                    ] shares of common stock, [            ] par value per share, of Global Heat (1998) Inc., an Ontario corporation (the “Corporation”), registered in IISI’s name on the books of the Corporation and constituting all of the outstanding capital stock of the Corporation, as represented by Certificate No. [            ] herewith, and does hereby irrevocably constitute and appoint                                               as its attorney-in-fact to take any and all actions IISI could take if acting on its own behalf to effectuate a transfer of such stock to Buyer on the books of the Corporation with full power of substitution in the premises, and does hereby ratify and confirm all that such attorney-in-fact shall lawfully do by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Stock Power, to be effective as of the          day of                     , 2004.

INTERNATIONAL INDUSTRIAL SERVICES, INC.

By:
Name:
Title:

D-2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASED REAL ESTATE

For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted:

(A) Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), hereby assigns, transfers and conveys to CH-MQS Acquisition Corp., a Delaware corporation (“Buyer”), and its successors and assigns, as of the date hereof, all of Cooperheat’s right, title, estate, options and other interests in, to and under the lease (the “Lease”) dated                      (as such Lease may have been extended pursuant to the terms thereof from time to time), such Lease being attached hereto as Exhibit A and made a part hereof; and

(B) Buyer hereby (a) accepts this Assignment and Assumption of Leased Real Estate and (b) agrees to assume, perform and observe all of the obligations, covenants and conditions of the Lease on the part of Cooperheat to be performed and observed.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Assignment and Assumption of Leased Real Estate, in counterparts if necessary, this          day of                     , 2004.

COOPERHEAT-MQS, INC.

By:
Name:
Title:

CH-MQS ACQUISITION CORP.

By:
Name:
Title:

STATE OF	)
) SS
COUNTY OF	)

On this      day of                     , 2004 before me,                             , the undersigned Notary Public, personally appeared                             ,                              for Cooperheat-MQS, Inc., personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF	)
) SS
COUNTY OF	)

On this      day of                     , 2004 before me,                             , the undersigned Notary Public, personally appeared                             ,                             , CH-MQS Acquisition Corp., a Delaware corporation, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

Exhibit A

Lease